UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

GERMAN AMERICAN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date & Time	Location	Record Date
April 27, 2026, 11:30 AM Eastern Time	German American Operations Center 1311 W. 12th Ave. Jasper, Indiana	Only shareholders of record at the close of business on March 4, 2026 are eligible to participate and entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.
At the Annual Meeting, shareholders of German American Bancorp, Inc. will be asked to consider and vote on the following proposals:
Proposals	Board’s Recommendation	Page Reference
To elect four (4) directors, each to serve until the 2029 annual meeting of our shareholders	FOR all director nominees	24
Approve, on an advisory basis, the compensation of our Named Executive Officers	FOR	63
Approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for 2025	FOR	64
Approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock which we are authorized to issue from 45,000,000 shares to 90,000,000 shares	FOR	65
We may also transact any other business that may properly come before the Annual Meeting. As of the date of this notice and the attached proxy statement, we are not aware of any business to be presented for consideration other than the matters described above and in the proxy statement.
Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. Your proxy will not be used if you attend and vote at the Annual Meeting, and you may change or revoke your proxy selection at any time before the Annual Meeting.
Teleconference Option. Shareholders will also have the option to listen to the meeting via teleconference. To listen to the live teleconference, shareholders should dial 1-800-717-1738. Those shareholders planning to listen should connect to the teleconference at least ten (10) minutes prior to the start of the meeting, as an operator will register your name. While shareholders will be able to listen to the meeting via teleconference, they will not be able to vote or revoke a proxy via this manner of participation.
By Order of the Board of Directors,
Bradley C. Arnett
Executive Vice President, Chief Legal Officer and Corporate Secretary
March 18, 2026
Jasper, Indiana

PROXY STATEMENT TABLE OF CONTENTS

ii

PROXY STATEMENT AND ANNUAL MEETING SUMMARY
We are sending this proxy statement and the accompanying proxy card to you as a shareholder of German American Bancorp, Inc., an Indiana corporation, in connection with the solicitation of proxies for the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Our Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment of the Annual Meeting.
In this proxy statement, the “Company,” “German American,” “we,” “our,” or “us” all refer to German American Bancorp, Inc. and its subsidiaries, unless the context otherwise requires. We also refer to the Board of Directors of the Company in this proxy statement as the “Board” or “our Board.” References in this proxy statement to “common shares” or “shares” refer to the Company’s common shares.
We are mailing this proxy statement, together with our 2025 annual report (Form 10-K) and summary annual report, a proxy card and an invitation to attend the Annual Meeting, to our shareholders on or about March 25, 2026.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2026:
This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available free of charge at www.edocumentview.com/GABC.
Voting Matters
Proposals
At the Annual Meeting, shareholders of German American Bancorp, Inc. will be asked to consider and vote on the following proposals:
Proposals	Board’s Recommendation	Page Reference
To elect four (4) directors, each to serve until the 2029 annual meeting of our shareholders	FOR all director nominees	24
Approve, on an advisory basis, the compensation of our Named Executive Officers	FOR	63
Approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for 2025	FOR	64
Approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock which we are authorized to issue from 45,000,000 shares to 90,000,000 shares	FOR	65
We may also transact any other business that may properly come before the Annual Meeting. As of the date of this proxy statement, we are not aware of any business to be presented for consideration other than the matters described in this proxy statement.

Ways to Vote Your Proxy

INTERNET	TELEPHONE	MAIL

Go to:
www.envisionreports.com/GABC
Have your proxy card in hand when you access the website. Follow the steps outlined on the secured website.
You may vote up until 2:00 AM Eastern Time on April 27, 2026.
	Call 1-800-652-VOTE (8683) toll free up until 2:00 AM Eastern Time on April 27, 2026. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.
2025 Performance Highlights
Heartland Merger
Effective February 1, 2025, the Company completed its previously-announced acquisition of Heartland BancCorp (“Heartland”) through the merger of Heartland with and into the Company, which was immediately followed by Heartland’s subsidiary bank, Heartland Bank, being merged with and into the Company’s subsidiary bank, German American Bank. Heartland, headquartered in Whitehall, Ohio, operated 20 retail banking offices located in Columbus, Ohio and Greater Cincinnati. As of December 31, 2024, Heartland had total assets of approximately $1.97 billion, total loans of approximately $1.56 billion, and total deposits of approximately $1.75 billion. The Company issued approximately 7.74 million shares of its common stock, and paid approximately $23.1 million in cash, in exchange for all of the issued and outstanding shares of common stock of Heartland and in cancellation of all options to acquire Heartland common stock outstanding as of the effective time of the merger.
Financial Results
For the year ended December 31, 2025, the Company reported net income of $112.6 million, or $3.06 per share, representing an increase of $28.8 million, or approximately 8% on a per share basis, from the year ended December 31, 2024 net income of $83.8 million, or $2.83 per share. This level of reported net income resulted in a 10.7% return on average shareholders’ equity, which marked the 21st consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity.
Net income for the year was impacted by the following non-recurring items:
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Merger-related expenses associated with the Company’s Heartland transaction totaled approximately $6,996,000 ($5,418,000, on an after-tax basis, or $0.15 per share).

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The Current Expected Credit Losses (“CECL”) “Day 2” provision (as described in more detail below) in the amount of $16,200,000 ($12,150,000, on an after-tax basis, or $0.33 per share), for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger.

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A net gain on the extinguishment of debt in the amount of $692,000 ($519,000, on an after-tax basis, or $0.01 per share), resulting from the redemption of fixed-to-floating rate subordinated notes in the principal amount of (i) $24,300,000 on September 15, 2025, and (ii) $40,000,000 on December 30, 2025.

In a transaction like the Heartland merger, applicable accounting rules require the acquirer to recognize an allowance for credit losses in the period of acquisition for both purchased credit deterioration (“PCD”) assets and non-PCD assets. The determination of PCD versus non-PCD determines how the allowance for credit loss flows through the financial statements. For PCD assets, the gross-up method includes the impact in the “Day 1” business combination entries with no impact to expense. For non-PCD assets, the impact is reflected outside of the business combination entries (sometimes referred to as “Day 2”) and is reflected in expense.
Board of Directors Overview
Our full Board currently consists of fourteen (14) directors, after having increased its size from the thirteen (13) members who were members of our Board at the conclusion of the 2025 annual meeting of the Company’s shareholders. Andrew M. Seger was appointed to our Board, effective as of July 1, 2025, after having been identified and recruited by the Board’s Governance/Nominating Committee. Our Board is also divided into three classes, and directors in each class generally serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting.
Diane B. Medley and Jack W. Sheidler are ineligible to stand for re-election at this year’s Annual Meeting because each such director has attained the mandatory retirement age specified by our Company’s Bylaws (which provide that a director may not be elected after reaching the age of 69 years). In light of the vacancies that will result from these retirements and in accordance with our Company’s Bylaws, our Board has elected to reduce the number of directors from fourteen (14) to twelve (12), effective as of the date of this year’s annual meeting. In addition, in order that the number of directors in each of our Board’s three (3) classes is as nearly equal as possible, effective as of the date of this year’s annual meeting, Tyson J. Wagler will be moved to the class standing for election at this year’s Annual Meeting.
The classification of our Board, as of the date of this year’s Annual Meeting, will be:
Terms Expiring at this Annual Meeting
Name	Age	Independent	Director Since	Occupation
Angela Curry	53	YES	2023	General Counsel/Vice President for Legal, Governance & Strategic Initiatives, University of Louisville
M. Darren Root	65	YES	2013	Partner with Better Everyday, LLC, a membership-based consulting firm dedicated to small and mid-size accounting firms
Andrew M. Seger	48	YES	2025	Chief Financial Officer and Senior Vice President of Sales for Wabash Valley Produce, Inc.
Tyson J. Wagler	46	YES	2019	Partner in Frette & Wagler LLC, a Washington, Indiana-based CPA firm

Terms Expiring at the 2027 Annual Meeting
Name	Age	Independent	Director Since	Occupation
Marc D. Fine	66	YES	2011	Attorney and Evansville Managing Member of Jackson Kelly PLLC
Jason M. Kelly	51	YES	2019	Chief Financial Officer of Jasper Holdings, Inc., parent company of Jasper Engines & Transmissions, Weller Truck Parts, and Jenkins Plumbing
Christina M. Ryan	67	YES	2019	Chief Executive Officer, the Women’s Hospital, Newburgh, Indiana, which is part of the Deaconess Health System
Ronnie R. Stokes	63	YES	2025	President & Chief Executive Officer of Three Leaf Productions, and on-air analyst for The Ohio State University Men’s Basketball radio network
Terms Expiring at the 2028 Annual Meeting
Name	Age	Independent	Director Since	Occupation
Zachary W. Bawel	61	YES	2018	President of Jasper Holdings, Inc., parent company of Jasper Engines & Transmissions, Weller Truck Parts, and Jenkins Plumbing
D. Neil Dauby	62	NO	2021	Chairman and CEO of German American Bancorp, Inc. and German American Bank
Susan J. Ellspermann	65	YES	2021	Former President of Ivy Tech Community College, the public statewide community college system for the State of Indiana
G. Scott McComb	59	NO	2025	Former Chairman, President, and Chief Executive Officer of Heartland BancCorp and Heartland Bank
Retiring Directors
Name	Age	Independent	Director Since	Occupation
Diane B. Medley	70	YES	2022	Managing Member of Waterfront Financial Group, LLC, a CPA and advisory firm in Louisville, Kentucky
Jack W. Sheidler	69	YES	2019	Real estate investor and developer

Board Nominees for Election
Our Board, on the recommendation of the Governance/Nominating Committee, has nominated each of the following for re-election at this year’s Annual Meeting:
Angela Curry
M. Darren Root
Andrew M. Seger
Tyson J. Wagler
If re-elected, each of these four (4) nominees will serve on our Board until the 2029 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.
Board Attributes

Board Tenure and Refreshment
12 New Directors Added in Last 8 Years

2018	2019	2021	2022	2023	2025
1 director joined	4 directors joined	2 directors joined	1 director joined	1 director joined	3 directors joined
Zachary W. Bawel	Jason M. Kelly Jack W. Sheidler* Tyson J. Wagler Christina M. Ryan	D. Neil Dauby Susan J. Ellspermann	Diane B. Medley*	Angela Curry	G. Scott McComb Ronnie R. Stokes Andrew M. Seger

*
Mr. Sheidler and Ms. Medley are retiring from the Board effective as of the date of this year’s Annual Meeting.

Corporate Governance Highlights
We are committed to maintaining the highest standards of corporate governance, which promote the long-term interests of our shareholders, strengthen Board and management accountability, and help build public trust in the Company. Highlights of our corporate governance policies and practices include:
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14 directors, of which 12 are independent and 5 are diverse

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Lead independent director appointed, as roles of the CEO and Chairman of the Board are combined; the lead independent director has specific duties relating to Board operations and corporate governance, including presiding over executive sessions of the Board’s independent directors and approval of Board meeting agendas

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Directors may not be elected to the Board after reaching age 69, unless waived by the Board when determined to be in the best interests of the Company

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Service on other public-company boards is limited

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Board committees consisting solely of independent directors

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Broad skills, experiences and backgrounds and diversity of ethnicity, gender and tenure

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Regular executive sessions of independent directors

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No director attended less than 75% of meetings of the Board and the Board committees on which they serve

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Meaningful stock ownership guidelines for Board members and executive officers

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Policies prohibiting the hedging, pledging, and short sale of shares of German American stock by directors and executive officers

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Recoupment (Clawback) policies and provisions for incentive compensation paid to executive officers compliant with SEC and Nasdaq requirements

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Executive compensation driven by pay-for-performance principles

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Risk oversight by full Board and committees

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Oversight of our data privacy and security practices, cybersecurity-related risks and our cybersecurity program by a Technology Risk Committee with deep experience

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Commitment to sustainability and oversight of environmental, social and governance (“ESG”) matters

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Annual Board and committee evaluation process

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Robust new director onboarding program

Sustainability Priorities
The Company has a long-standing commitment to investing in our employee’s development, health and well-being, and overall employee experience; in our ability to provide customer service excellence; and having a positive social impact by supporting our communities, while operating responsibly in our business activities. The Company Purpose and Value statements guide these commitments.
Our Purpose
German American Bank helps individuals, families and businesses achieve their financial dreams and improve their quality of life and place. We support the communities we serve and believe that when a community thrives, its people prosper.
Our Values
Integrity — We trust each other in words and actions. We value honesty, transparency and diverse perspectives for high ethical standards in all we do.
Relationships — We develop relationships based on integrity, trust and mutual respect to create positive outcomes and experiences for all.
Excellence — Because performance is vital, we are encouraged to take initiative, accept challenges and be collaborative to achieve performance and operating excellence for our customers, shareholders and communities.
Service — Service to our communities, customers and each other is fun, rewarding and powerful. We develop valuable relationships by providing outstanding service to all.
Inclusion — We are committed to an inclusive workplace where diverse representation, perspectives and experiences foster an atmosphere of empowerment, collaboration and respect.
The Governance/Nominating Committee oversees the Company’s ESG programs. Below are some highlights of our activities in support of that commitment.
Commitment to Our Communities
● We are committed to and accountable to the people who live and work in our markets.	● Our CRA Investments and Donations exceeded $106 million in 2025.

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Our 2025 Community Reinvestment Act (CRA) Qualified Community Development Loans exceeded $123 million, supporting affordable housing, community services, economic development, and community revitalization.

● Our team members volunteered more than 5,300 hours of service in 2025 to organizations that assure a safety net of social services and accessible health care, among others.

Commitment to Our Customers

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Customers are at the core of what we do every day at German American Bank and we are committed to providing a wide range of products and services that our customers value, including: checking accounts with benefits well beyond banking (our Shield Perks); HELOCs with no closing costs, no annual fees, and a 0% interest rate for the first 90 days; and digital banking services that are secure and cost effective.

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We prioritize financial health for our customers and communities and strive to innovate and find new ways to provide access to financial solutions across a diverse customer base.

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We continued to invest in community lending efforts to promote access to homeownership through respo nsible lending practices and education programs.

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In total, our efforts resulted in homebuyers receiving an aggregate of approximately $500,000 in grants, many of which were low- or moderate-income buyers.

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Our local approach to serving customers allows us to respond quickly, giving us an advantage over competitors who are too large or centralized. In our 2025 customer survey, we received a 95% overall satisfaction rating, with 92% of surveyed customers finding our services convenient and easy to use.

Commitment to Our People

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We remain committed to creating an exceptional employee experience through fair and balanced compensation, employee wellness, employee development, and employee engagement efforts.

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An Employee Engagement survey is conducted annually, with 2025 participation rate and overall engagement scores of greater than 84% and 70%, respectively, demonstrating a healthy organization in employee care compared to the banking industry.

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In 2025, the Company enjoyed an employee retention rate of 89%, also demonstrating a strong employee experience.

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Health and wellness offerings have been expanded, including for both clinical and mental health care, with more than 69% of employees using available programs.

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Employee development opportunities continue to grow within the Company, with more than 27,000 training hours logged.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
The Company’s governing documents provide our Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. We believe that having Mr. Dauby serve as Chairman of the Board and the Company’s Chief Executive Officer is appropriate because serving in those two capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. In addition, Mr. Dauby has extensive knowledge of all aspects of the Company and its business, risks, industry, and customers, and is best positioned to elevate the most critical issues for consideration by the Board.
As the Chairman, Mr. Dauby provides leadership to the Board and works with the Board and executive management to define the Board’s structure and coordinate its activities in the fulfillment of its responsibilities. In addition, he presides over periodic executive sessions of the Board and coordinates the agenda for meetings.
Mr. Dauby does not qualify as an independent director under the Nasdaq listing standards because of his role as the Company’s Chief Executive Officer. Therefore, the Board has designated Zachary W. Bawel as its lead independent director, continuing a position that he has held since having first become a co-lead independent director in 2024. The lead independent director assists our Board in assuring effective corporate governance and serves as a chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. The lead independent director also chairs meetings of our Board during any meetings or portions of meetings if the Chairman is absent.
Director Independence
In accordance with rules of The Nasdaq Stock Market, our Board affirmatively determines the independence of each director and nominee for election as a director. Our Board has determined that each of the directors of the Company (identified above) is independent under the definitions and interpretations of Nasdaq because none of them have any relationship with the Company that, in the opinion of our Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that (i) D. Neil Dauby is not independent because he is the Chief Executive Officer of the Company, and (ii) G. Scott McComb is not independent because he was previously employed during the last three years by Heartland BancCorp, a predecessor of the Company.
Our Board has not established its own definitions (different from the definitions and interpretations of Nasdaq) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to our Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company’s bank subsidiary with members of our Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in this proxy statement (or any future proxy statement) or that become known to our Board from time to time thereafter.
Subsidiary Board Memberships
All members of our Board also serve on the board of directors of German American Bank, our wholly-owned bank subsidiary, and, if applicable, upon the same committees of the bank subsidiary board of directors as they serve on our Board. In addition, several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows: Mr. Wagler, Central Region; Ms. Ryan, Southwest Region; Mr. Root, North Region; Mr. Sheidler, South Region; Ms. Medley and Mr. Seger, Southeast Region; and Mr. McComb and Mr. Stokes, Northeast Region.
Risk Oversight
Our Board oversees the management of our Company’s affairs directly and through its committees. In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company’s business to ensure the appropriate systems are in place to manage these risks.
Recent Developments — Risk Committee Established
In furtherance of our Board’s efforts to align the Company’s risk management program with the Company’s strategy, business and operations, the Board and its Governance/Nominating Committee conducted an extensive evaluation of the Company’s risk governance committee framework, including soliciting input from external advisors, engaging with management and evaluating peer practices and industry developments. At its June 30, 2025 meeting, the Board approved, on recommendation from the Governance/Nominating Committee, modifications to the Board’s committee structure as well as to management’s risk management committee framework. Specifically, a joint Risk Committee of our Board and of the board of directors of the Bank (the “Risk Committee”) was established, which has the primary purpose of supporting the Board in developing and maintaining a comprehensive view of risk and oversight of the enterprise risk management framework and related risks, including establishing the Bank’s risk appetite through approval of a formal Risk Appetite Statement.
Oversight by Other Board Committees
In addition to the role of the new Risk Committee, oversight of other risks continues to be allocated to the remaining committees of the Board, each of whom meets regularly and reports back to the Board. Specifically, the Audit Committee oversees risks related to financial reporting, internal controls over financial reporting, tax matters, related-party transactions, and reputational risks relating to these areas. The Compensation/Human Resources Committee oversees risks related to incentive compensation, executive and director compensation, executive succession planning, talent retention, human capital, employee benefits, and reputational risks relating to these areas. The Governance/Nominating Committee is tasked with identifying and recruiting potential new Board members, making recommendations with respect to the nomination of persons for election or re-election by shareholders, and overseeing the evaluation of the Board and compliance with our Corporate Governance Guidelines. In addition, the Governance/Nominating Committee oversees ESG-related risks and corporate governance-related risks, such as board composition and effectiveness, board succession planning, corporate governance policies and reputational risks relating to these areas.
Enterprise Risk Management
Responsibility for assessing and managing risk and escalating material risks to the Board and its various committees rests with the Company’s management. The Chief Risk Officer is the primary member of management responsible for implementing an effective risk management framework as well as the daily oversight of risk. The Risk Committee is responsible for reviewing the appointment and removal of the Chief Risk Officer and annually reviewing such officer’s performance. The Enterprise Risk Management Committee (the “ERM Committee”), the most senior management committee in the risk governance framework, assesses and discusses the enterprise-wide risk management and control environment and ensures that matters are appropriately reviewed and escalated to the Risk Committee. The ERM Committee is chaired by the Chief Risk Officer and its members include the Chairman and Chief Executive Officer, the President and Chief Financial Officer, and the Executive Vice President and Chief Legal Officer, among others.

In addition to establishing the Risk Committee, the following committees of the board of directors of the Bank were repurposed in 2025 to management-level sub-committees of the ERM Committee:
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Finance & Asset/Liability Management Committee (ALCO);

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Credit Risk Management Committee;

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Wealth Management and Trust Committee;

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Compliance Committee (previously overseen by the Audit Committee);

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Community Reinvestment Act (CRA) Committee (CRA risk and compliance is currently overseen by the Management Compliance Committee); and

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Technology Risk Committee.

The Company’s management-level Executive Committee, which, among other things, oversees the Company’s strategic and reputational risks, also began operating as a sub-committee of the ERM Committee for purposes of such risks.
This structure is designed to support the Risk Committee in attaining a comprehensive and holistic view of key risks across the organization. The ERM Committee is responsible for the oversight of each of the management-level risk committees that separately cover the specific risks or business activities of the Bank in more depth.
Cybersecurity Oversight
Because we deal with large volumes of sensitive customer information and financial transactions, the Company treats cybersecurity risk as a key operational risk within its enterprise-wide risk management framework. Our processes and policies related to cybersecurity are focused on: (i) developing an organizational understanding of managing cybersecurity risks, (ii) applying safeguards to protect our systems, (iii) detecting the occurrence of a cybersecurity incident, (iv) responding to a cybersecurity incident, and (v) recovering from a cybersecurity incident. In the event of a cybersecurity incident, the Company maintains incident response plans to investigate, classify, respond to, and manage cybersecurity incidents that may compromise the availability or integrity of our information systems, network resources, or data. In accordance with the incident response plans, cross-functional management teams assess and assign a threat level to each cybersecurity incident. A cybersecurity incident (or incidents, if aggregated together) assigned a critical threat level is escalated to the Risk Committee for review.
Our Technology Risk Committee exercises oversight over the Company’s information technology risks, including its cyber and information security program. This Committee is led by the Company’s Chief Digital and Information Officer, and includes the Company’s Information Security Officer, the Company’s Chief Risk Officer, and various executive and senior officers of the Company. The Technology Risk Committee receives materials on a quarterly basis to address the identification and status of information technology cybersecurity risks. Each year, the full Board also receives a comprehensive update on the Company’s cyber and information security program.
An Incident Response Team (a sub-committee of the Technology Risk Committee) has been established to evaluate the materiality of cybersecurity incidents based upon criteria that have been reviewed with the ERM Committee and the Board’s Risk Committee and is responsible for determining whether there are disclosure obligations under applicable securities laws. In the event that the Incident Response Team determines that a critical cybersecurity incident (or incidents, if aggregated together) is deemed to be material, the Incident Response Team will brief the Risk Committee and oversee the disclosure process. For all critical cybersecurity incidents that are not deemed to be material, the Incident Response Team will report such incidents to the Technology Risk Committee, which will further report such critical incidents to the ERM Committee and the Risk Committee, as part of the next regularly-scheduled cybersecurity updates, or sooner as circumstances warrant.

Board Meetings and Committee Information
Our Board held nine (9) meetings during 2025. All of the directors who acted as such at any time during 2025 attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served that were held during the period of 2025 for which he or she was a director and/or a member of the applicable committee.
The Board has four standing committees: the Audit Committee, the Compensation/Human Resources Committee, the Governance/Nominating Committee, and the Risk Committee. Each of these standing committees has a charter specifying such committee’s responsibilities, duties, and authority. These charters are available on the Company’s website, www.germanamerican.com (in the Governance — Governance Documents section of the Investor Relations page).
The following table lists the members and committee chair of each of the standing committees as of the date of this proxy statement and the number of meetings held by each committee during the year ended December 31, 2025. “X” indicates committee membership and “C” indicates the Chairperson for the applicable committee.
Name	Audit Committee	Compensation/ Human Resources Committee	Governance/ Nominating Committee	Risk Committee*
D. Neil Dauby				X
Zachary W. Bawel			C	X
Angela Curry		X		X
Susan J. Ellspermann		C	X
Marc D. Fine			X	X
Jason M. Kelly	X			C
G. Scott McComb				X
Diane B. Medley	X
M. Darren Root	C
Christina M. Ryan		X
Andrew M. Seger	X
Jack W. Sheidler				X
Ronnie R. Stokes		X
Tyson J. Wagler	X		X
Number of meetings in 2025	5	4	3	2

*
Risk Committee was established effective July 1, 2025.

Audit Committee.   The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting.
Compensation/Human Resources Committee.   The Compensation/Human Resources Committee reviews compensation for the Company’s Executive Officers, which includes our Named Executive Officers (as described below) and any other officers that are covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and makes recommendations to our Board with respect to the compensation of such Executive Officers.
Governance/Nominating Committee.   The Governance/Nominating Committee assists our Board with respect to the composition, performance, and functioning of our Board (including the recommendation of nominees for election or appointment to our Board) and the effectiveness of the Company’s corporate structure and governance.
Risk Committee.   The Risk Committee assists our Board in its oversight of the Company’s risk management strategies, policies, and practices related to the identification, assessment, monitoring, and management of the Company’s risks.

Each of the members of the Audit Committee, Compensation/Human Resources Committee, and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of Nasdaq. In addition, each member of the Audit Committee and of the Compensation/Human Resources Committee satisfies the additional independence requirements specified by those listing standards for audit committee members and compensation committees, respectively.
Code of Business Conduct
Upon the recommendation of its Governance/Nominating Committee, the Board adopted an amended and restated Code of Business Conduct (the “Code”) effective January 24, 2024. The Code constitutes a “code of ethics” as that term is defined by Securities and Exchange Commission (“SEC”) rules adopted under the Sarbanes-Oxley Act of 2002. It is applicable to all officers, directors, and employees of the Company, including but not limited to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code was amended to more clearly communicate the Company’s high standards for honest and ethical conduct, including formalizing the Company’s policies relating to bribery, corruption, money laundering, financial crimes, and the acceptance of gifts. The amendments to the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Business Conduct.
The Company has posted a copy of the Code in the Governance — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The Company intends to satisfy its disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to, or waivers of, the Code by posting such information on its website, except those waivers that must be filed with the SEC on Form 8-K will be so filed.
Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines are available for review by shareholders in the Governance — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. These Guidelines address (among other matters):
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the composition and structure of the Board, including the independence of directors and board leadership, each of which are discussed above;

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the criteria and procedures for assessing the effectiveness and suitability for service of directors and proposed directors, inclusive of a desire of diversity at the board level;

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the responsibilities and compensation of directors;

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the identification, structure, and composition of the committees of our Board;

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the policy of our Board to hold executive sessions of the independent board members (without the presence of management or other directors deemed by our Board not to be independent) in connection with each regularly scheduled Board meeting, and at other times as necessary; and

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procedures by which shareholders may communicate with our Board.

In addition, the Corporate Governance Guidelines establish expectations for ownership of our common stock by our non-employee directors. As part of a comprehensive Board of Director compensation study conducted by Blanchard Consulting Group in 2025, it was determined that the ownership requirement of four times the annual retainer (which is paid in a combination of cash and equity) was higher than substantially all of the Company’s compensation peers. As a result, effective July 1, 2025, the Corporate Governance Guidelines were amended to lower the requirement for common stock ownership by non-employee directors to three times the annual retainer. All non-employee directors who were serving on our Board on the date the policy was initially implemented (February 27, 2023) have five years from that date to acquire such shares. New non-employee directors will have five years from the date of first joining our Board to acquire such shares.
The Corporate Governance Guidelines also set forth expectations that (i) the Company’s Chief Executive Officer attain/maintain an investment position in our common shares equal to three times his or her base salary; (ii) the Company’s President and Chief Financial Officer attain/maintain an investment position in our common shares equal to two times his or her base salary, and (iii) each other named executive officer attain/maintain an investment position in our common shares equal to one and one-half times his or her base salary. Each executive officer who becomes a named executive officer will have five years from the date they became a named executive officer to acquire such shares; provided, however, that each of the Company’s Named Executive Officers as of February 27, 2023 has five years from that date to acquire such shares.
Exceptions to these ownership guidelines may be approved by the Chairman of the Board or the lead independent director, as applicable, for good reason.
Director Nominations Process
Our Board adopted a charter for the Governance/Nominating Committee in 2013. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by our Board for election to our Board, and specifies that our Board will consider for nomination for election to our Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. The current charter provides that diversity, inclusive of gender, race, and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the charter provides that the Governance/ Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management. There are currently four women on the Board of Directors and two persons of color. A current copy of the charter is available for review by shareholders in the Governance — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com.
In evaluating candidates for membership on our Board, the Governance/Nominating Committee is required by the charter to consider favorably those candidates who, in the Governance/Nominating Committee’s judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional, and national issues affecting business; (b) have a background that serves our Board’s interest in a membership comprised of individuals with varied occupational experience and perspective, as well as reflects diversity of gender, race, and ethnicity; (c) have sufficient time to devote to the Company’s business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company’s Code of Business Conduct; (e) have a history, within the Company’s banking markets, of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company’s interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.
The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of our Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Corporate Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Corporate Secretary at the Company’s principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made.
In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of our Board, including the Chief Executive Officer and other officers who may be members of our Board, and with other Executive Officers of the Company with a view to identifying persons who may be qualified to serve on our Board. The Governance/Nominating Committee may also, in its discretion as granted by the charter, engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to our Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.
The charter provides that the Governance/Nominating Committee shall not recommend any candidate to our Board as a nominee for election as director unless such candidate (a) will be at least 35 years of age at the time of election (our Bylaws also provide that no person 69 years of age or older at time of election shall be elected to our Board, unless waived by our Board); (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the SEC, which legal proceedings would be disclosable in the Company’s next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company’s Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for our Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two-thirds of the members of our Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to our Board) will, as a result of prior service on our Board or otherwise, have business experience in the banking, insurance, or securities industries.
The Governance/Nominating Committee recommended to our Board that the four (4) nominees named in this proxy statement, each an incumbent director, be nominated for election at this year’s Annual Meeting.
Shareholder Communications and Engagement with Directors and Executive Management
Our Board has adopted a procedure by which shareholders may send communications to our Board as part of the Corporate Governance Guidelines. These Guidelines are available for review by shareholders in the Governance — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. Further, it is the policy of this Board that all of its members attend each annual meeting of the shareholders of the Company that occurs during their tenure on our Board. All of the members of our Board who were in office at such time attended the 2025 annual meeting of shareholders.
Since last year’s annual meeting, the Company’s Board members and executive management team engaged in discussions with shareholders representing approximately 20 percent of the Company’s common stock. These discussions involved a variety of topics to ensure that the Company is addressing shareholder concerns, seeking shareholder input and providing perspective on the Company’s strategy. Feedback from our shareholders was shared with the full Board and executive management team. This continued exchange contributes to governance and disclosure enhancements that help us address the issues that our shareholders tell us matter most to them. Importantly, this engagement process assists us in achieving our strategic objectives, creating long-term value, and maintaining our culture of compliance.
Members of the Board
Nominees for Election at this Annual Meeting (with Terms to Expire at the 2029 Annual Meeting)
Angela Curry
Angela Curry, 53, was appointed to our Board effective January 1, 2023. She is a member of the Compensation/Human Resources Committee and the Risk Committee of our Board. Ms. Curry serves as General Counsel/Vice President for Legal, Governance & Strategic Initiatives at the University of Louisville. As General Counsel, Ms. Curry serves as the University’s chief legal officer. She directs and manages the provision of all legal services to the University of Louisville while supporting and advancing the overall mission and Cardinal Principles. In addition to her role as General Counsel and Vice President for Legal Affairs, in 2021, Ms. Curry was appointed to serve as Interim Chief of Staff for the University, and now serves as Vice President for Governance and Strategic Initiatives in addition to her role as Chief Legal Counsel. She is very active in several Louisville civic organizations and serves on the Boards of the Speed Art Museum and Louisville Legal Aid Society. Our Board believes that Ms. Curry’s extensive skills in complex litigation management, corporate governance, human resource management, strategic negotiations, employment law, litigation oversight, compliance training, and corporate administration along with her knowledge of the greater Louisville market make her an incredible asset to our Board and the Company.
M. Darren Root
M. Darren Root, 65, was appointed to the Board effective January 1, 2013. Mr. Root serves as the Chairman of the Audit Committee of our Board. Mr. Root is a partner with Better Everyday, LLC and was the founder of Rootworks, LLC, which is now known as Rightworks. Like Rootworks, Better Everyday is a membership-based consulting firm dedicated to educating small and mid-size accounting firms on technology, practice management, marketing, branding, and more. Mr. Root managed his own CPA firm for more than 30 years, and held CITP (Certified Information Technology Professional) and CGMA (Chartered Global Management Accountant) credentials. He is the author of The Simple Firm and The Intentional Accountant and co-authored the books The E-Myth Accountant and Youtility for Accountants. Mr. Root is also the former Executive Editor of CPA Practice Advisor Magazine. Our Board believes that Mr. Root’s knowledge in the areas of accounting, audit, finance, and technology, combined with his experience in modernizing and transforming businesses, enhances Board and Audit Committee decision-making. He also brings a depth of knowledge of the Bloomington, Indiana market area to the Board.
Andrew M. Seger
Andrew M. Seger, 48, was appointed to our Board effective July 1, 2025, and is a member of its Audit Committee. He currently serves as Chief Financial Officer and Senior Vice President of Sales for Wabash Valley Produce, Inc., an egg products company headquartered in Dubois, Indiana. Prior to joining Wabash Valley full time in 2011, Mr. Seger spent ten years at Frontenac, a Chicago-based private equity firm, where he became a principal and also served on the Board of Directors for numerous private equity-owned companies. Prior to Frontenac, Mr. Seger spent two years as an investment banking analyst at Goldman Sachs. He also currently serves on the Advisory Board of the Johnson Center for Entrepreneurship and Innovation for Indiana University and as President of the Economic Development and Redevelopment Commissions for the City of Jasper, Indiana. Our Board believes that Mr. Seger’s extensive experience in agriculture, private equity investment, and corporate finance, as well as his prior service on our Bank’s advisory board and his deep community relationships, make him a valuable contributor to our Board.

Tyson J. Wagler
Tyson J. Wagler, 46, was appointed to our Board effective October 15, 2019. He currently serves on the Audit Committee and the Governance/Nominating Committee of our Board. Mr. Wagler is a partner in Frette & Wagler LLC, a Washington, Indiana-based CPA firm, which offers a wide range of tax and accounting services for individuals and a variety of businesses. Mr. Wagler has over twenty-two years of experience in the accounting profession. He serves on the board of the Daviess County Community Hospital and has prior banking experience, having previously served on one of German American Bank’s regional advisory boards. Mr. Wagler’s extensive experience providing tax and accounting services, as well as his service on our Bank’s advisory board, enable him to be a significant contributor to our Board.
Continuing Directors of the Class with Terms Expiring at the 2027 Annual Meeting
Marc D. Fine
Marc D. Fine, 66, has served as a director of the Company since his election in 2011. He presently serves on the Governance/Nominating Committee and the Risk Committee of our Board. Mr. Fine was a director of the former Bank of Evansville, having been among its founding director group in 2001. Mr. Fine has practiced law, with a concentration in business, financial and tax matters, in Evansville, Indiana since 1984 and was a founding partner of the law firm of Rudolph, Fine, Porter & Johnson, LLP, in Evansville. Rudolph, Fine, Porter & Johnson, LLP merged in 2014 with Jackson Kelly PLLC. Mr. Fine is currently the Managing Member of the Evansville office of Jackson Kelly PLLC and was formerly a member of the Executive Committee of Jackson Kelly PLLC. He is also active in many civic and community organizations and since 2008 has been a Commissioner of the Indiana Gaming Commission, an official agency of the State of Indiana that oversees the state’s gaming industry. Our Board believes that Mr. Fine’s experience in business (including the banking business), state government, and law, in addition to his involvement in the Evansville business and civic communities, is of significant benefit to it.
Jason M. Kelly
Jason M. Kelly, 51, was appointed to our Board effective January 1, 2019. He presently chairs the Risk Committee and serves on the Audit Committee of our Board. Mr. Kelly is the Chief Financial Officer of Jasper Holdings, Inc., the parent company of Jasper Engines & Transmissions, Weller Truck Parts and other diversified automotive brands, and Jenkins Plumbing, a building trades company serving major home builders in the Southeast. Collectively, Jasper Holdings, Inc. employs more than 4,600 Associate Owners throughout the U.S. Mr. Kelly was previously the President and CEO of a large family-owned multi-concept franchised restaurant company based in Jasper for 12 years. Mr. Kelly has extensive experience in ESOP companies and a deep background in real estate, banking, information technology, and finance, having been the CFO of a mid-size commercial construction and development company in Central Indiana and regional CFO for one of the largest homebuilding companies in North America. Prior to joining our Board, Mr. Kelly served on one of German American Bank’s regional advisory boards. Mr. Kelly’s experience in real estate, operating successful and growing businesses within our markets, and his solid base of banking experience and understanding of the Company’s business model and culture bring value to our Board and the Company.
Christina M. Ryan
Christina M. Ryan, 67, was appointed to our Board effective October 15, 2019. She is a member of the Compensation/Human Resources Committee of our Board. Ms. Ryan is the Chief Executive Officer at the Women’s Hospital in Newburgh, Indiana, which is part of the Deaconess Health System. She also previously served as the Hospital’s Chief Nursing Officer. Ms. Ryan serves on the Board of Trustees for the University of Southern Indiana and on various healthcare industry boards throughout Indiana. She has prior banking experience as she previously served on one of German American Bank’s regional advisory boards. Ms. Ryan, therefore, brings healthcare industry knowledge to our Board, as well as insights into economic development initiatives in our growth banking markets.

Ronnie R. Stokes
Ronnie R. Stokes, 63, was appointed to our Board effective February 1, 2025 and is a member of its Compensation/Human Resources Committee. He was formerly a director of Heartland BancCorp and Heartland Bank. Mr. Stokes is the President & Chief Executive Officer of Three Leaf Productions (“Three Leaf”). Working with an array of Fortune 500 companies, Three Leaf provides integrated marketing and printing services nationwide. Three Leaf is a two-time recipient of the prestigious Minority Business Enterprise (MBE) of the Year award given by the Ohio Minority Supplier Development Council. In addition, Mr. Stokes and his wife founded LARS Properties, LLC in 2015 and share the ownership with each of their four children. The company’s services include real estate investment, property management, and commercial painting. As a graduate of The Ohio State University and a member of the men’s basketball team from 1981 to 1985, Mr. Stokes is in his 29th season as the on-air expert analyst for his Alma Mater’s Men’s Basketball radio network. Our Board values Mr. Stokes’ entrepreneurial skills, his knowledge of the financial services industry gained through his past service on the Heartland boards, and his deep community connections throughout Ohio and especially in Columbus.
Continuing Directors of the Class with Terms Expiring at the 2028 Annual Meeting
Zachary W. Bawel
Zachary W. Bawel, 61, was appointed to our Board effective July 1, 2018. He is the Board’s lead independent director, Chairman of its Governance/Nominating Committee, and a member of its Risk Committee. Mr. Bawel is President of Jasper Holdings, Inc., the parent company of Jasper Engines & Transmissions, Weller Truck Parts and other diversified automotive brands, and Jenkins Plumbing, a building trades company serving major home builders in the Southeast. Collectively, Jasper Holdings, Inc. employs more than 4,600 Associate Owners throughout the U.S. He has over 38 years of sales, distribution, and management experience with the company, having served as President since 2011. Mr. Bawel currently also serves on the executive committee and on the board of directors of Jasper Holdings, Inc., is a member of the advisory board of WireCrafters LLC, the nation’s leading manufacturer of woven and welded wire partitions and other related material handling products, and is on the board of Lochmueller Group, a Midwest regional consulting firm with emphasis on infrastructure improvements. His banking experience also includes past service on one of German American Bank’s regional advisory boards. Our Board believes that Mr. Bawel’s strong business acumen, solid base of banking experience and understanding of the Company’s business model and culture are valuable resources to our Board and the Company.
D. Neil Dauby
D. Neil Dauby, 62, is the Company’s Chairman and Chief Executive Officer. He was first appointed to our Board effective July 1, 2021 and joined its Risk Committee when it was established in July, 2025. From January 1, 2022 until May 18, 2023, Mr. Dauby served as the Company’s President and Chief Executive Officer. He assumed the additional role of Chairman of the Board effective May 18, 2023, at which time Mr. Dauby vacated the office of President. Prior to serving as President and Chief Executive Officer, Mr. Dauby was the Company’s President and Chief Operating Officer, a role that he assumed on January 1, 2021 and in which he became directly responsible for all facets of the Company’s operations. Mr. Dauby previously served as the Company’s Executive Vice President and Chief Commercial Banking Officer. He was designated as an Executive Officer of the Company for certain securities law purposes at the annual reorganization meeting of our Board of Directors held in 2016. Mr. Dauby joined German American in 2001, following a 15-year career in public accounting. He also previously served as president of one of German American’s community banking subsidiaries. Our Board believes that Mr. Dauby’s banking industry knowledge and business experience in both the Indiana and Kentucky markets over his career are invaluable.

Susan J. Ellspermann
Susan J. Ellspermann, 65, was appointed to our Board effective July 1, 2021. She serves as Chair of the Compensation/Human Resources Committee of our Board. Prior to retirement on June 30, 2025, Dr. Ellspermann served as president of Ivy Tech Community College, the public statewide community college system for the State of Indiana, a position she held since July 2016. She previously served as Indiana’s Lieutenant Governor and as a State Representative. Her earlier career includes being a founding director of the University of Southern Indiana’s Center for Applied Research and Economic Development, and an owner of Ellspermann and Associates, Inc., a business focused on creative problem solving and strategic planning, and holding industrial engineering positions at GM, Michelin and Frito-Lay. Our Board believes that Dr. Ellspermann’s unique perspective as it relates to the workforce, corporate, and political environment in which we operate will be invaluable to German American as we strive to better serve each of these sectors of our business. Her expertise and leadership in economic development and her meaningful local and state knowledge are significant assets to German American.
G. Scott McComb
G. Scott McComb, 59, was appointed to our Board effective February 1, 2025 and joined its Risk Committee when it was established in July, 2025. As the former Chairman, President, and Chief Executive Officer of Heartland BancCorp and Heartland Bank, Mr. McComb was responsible for leading Heartland in strategy, client consulting, personnel development, and public policy. Mr. McComb joined Heartland Bank in 1999 as the Director of Internet Banking and was subsequently promoted to the senior management team serving all aspects of the bank as Senior Vice President in charge of Customer Relationship Management. He was promoted to Executive Vice President, Chief Operating Officer in 2004, President in September 2008, Chief Executive Officer in 2009, and Chairman in 2011. Mr. McComb has served on the Board of the Community Bankers Association of Ohio, the Legislative Issues Committee and Board of Directors of the Independent Community Bankers of America and currently serves on the Ohio State University James Cancer Hospital Foundation Board. Our Board believes it benefits from Mr. McComb’s community banking experience, his proven executive leadership skills, his knowledge of the Columbus, Ohio market, and his relationships throughout the State.
Retiring Directors
Diane B. Medley
Diane B. Medley, 70, was appointed to our Board effective July 1, 2022. She presently serves on the Audit Committee of our Board. Ms. Medley is the Managing Member of Waterfront Financial Group, LLC, a CPA and advisory firm in Louisville, Kentucky. Previously, she was the former Managing Partner and Co-founder of MCM CPA & Advisors LLP, where she was the first woman in the region to hold such a position. Over the years, she has also extended her leadership and expertise to many organizations across Kentucky and Indiana. Ms. Medley is a respected leader in the financial industry with immense knowledge and expertise in building and growing businesses of all sizes.
Jack W. Sheidler
Jack W. Sheidler, 69, was appointed to our Board effective October 15, 2019, as a result of the merger with Citizens First Corporation (“Citizens”). Mr. Sheidler, who was the Chairman of the Board of Citizens since 2009, has been an active real estate investor/developer for over 40 years. He is the CEO and principal of various real estate development and investment companies, based in Bowling Green, Kentucky. His companies primarily focus on multi-family, retail, and office acquisition or development throughout the Southeast.

INFORMATION ABOUT THE MEETING AND VOTING
Shareholders Entitled to Vote
Our Board has established the close of business on March 4, 2026 as the “record date” for this Annual Meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned shares of our common stock at that time. As of this record date, 37,575,555 of our common shares were issued and outstanding, held by approximately 2,986 registered shareholders of record. Each issued and outstanding common share as of the record date is entitled to one vote on each matter properly to come before the Annual Meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.
Attending the Meeting
The Annual Meeting is being held in person on Monday, April 27, 2026, at 11:30 AM, Eastern Time, at the German American Operations Center, 1311 W. 12th Ave., Jasper, Indiana. Even if you plan to attend in person, you are urged to complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope, or vote by Internet or by telephone as described below.
Shareholders will also have the option to listen to the meeting via teleconference. To listen to the live teleconference, shareholders should dial 1-800-717-1738. Those shareholders planning to listen should connect to the teleconference at least ten (10) minutes prior to the start of the meeting, as an operator will register your name. While shareholders will be able to listen to the meeting via teleconference, they will not be able to vote or revoke a proxy via this manner of participation.
Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote “for,” “against” or “abstain” with respect to:
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the nonbinding advisory proposal on the compensation of our Named Executive Officers (Proposal 2 on the proxy card);

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the nonbinding advisory proposal on the approval of the appointment of Crowe LLP (Proposal 3 on the proxy card); and

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the proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock which it is authorized to issue from 45,000,000 shares to 90,000,000 shares (Proposal 4 on the proxy card).

If any other matter is properly brought before the meeting and you have returned a proxy card (thereby appointing our Proxy Committee, or their designees, to vote your shares), your shares will be voted on that matter in accordance with the discretion and judgment of the Proxy Committee. You will have no opportunity on the proxy card to direct the Proxy Committee as to such matters due to their presently unknown nature.

Board’s Voting Recommendations
Our Board recommends that you vote:
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FOR the election as directors of the four (4) individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

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FOR approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2 on the proxy card);

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FOR the approval, on an advisory basis, of the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal 3 on the proxy card); and

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FOR the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock which it is authorized to issue from 45,000,000 shares to 90,000,000 shares (Proposal 4 on the proxy card).

As noted above, if any other matter is properly brought before the Annual Meeting, the Company —  through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees, and pursuant to the authorization granted under the proxy card — will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Voting by Proxy (Shareholders of Record)

INTERNET	TELEPHONE	MAIL

Go to:
www.envisionreports.com/GABC
Have your proxy card in hand when you access the website. Follow the steps outlined on the secured website.
You must may vote up until 2:00 AM Eastern Time on April 27, 2026.
	Call 1-800-652-VOTE (8683) toll free up until 2:00 AM Eastern Time on April 27, 2026. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.
Voting for Beneficial Owners (Shares Held in Street Name)
Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the Annual Meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank, or nominee in how to vote your shares. Your broker, bank, or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 and 2, but will be authorized to cast a vote on your behalf, in its discretion, on Proposals 3 and 4. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 and 2 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Required Votes
To Elect Directors
Four (4) positions on our Board are scheduled to be filled by vote of the shareholders at the Annual Meeting. As a shareholder, you are entitled to cast one vote per share for each of up to four (4) nominees for election as directors at the Annual Meeting, but you may not cumulate your votes (in other words, you may not cast votes representing four (4) times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the four (4) highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
To Approve Proposals
A majority of the votes cast at the meeting will approve: (i) the proposal to approve on an advisory basis the compensation of our Named Executive Officers; (ii) the proposal to approve the appointment of Crowe LLP; (iii) the proposal to approve the amendment to the Company’s Amended and Restated Articles of Incorporation; and (iv) all other matters that arise at the Annual Meeting. Shares voted “for” the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” the proposal but shall be included for purposes of determining whether a quorum is present.
Please note, however, that because the votes on the compensation of our Named Executive Officers and the appointment of Crowe LLP are each advisory in nature, the results of such votes will not be binding upon our Board or its committees.
Quorum
Indiana law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Indiana law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.
A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by shareholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the four (4) numbered proposals specifically described by this proxy statement, be presented for consideration or action by our shareholders at the Annual Meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our Articles of Incorporation or Bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.
Revocation of Proxies or Voting Instructions
A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the Annual Meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to our Corporate Secretary. If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to our Corporate Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank, or nominee as to how to vote their shares should contact their broker, bank, or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for the Annual Meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees, or agents of the Company. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our full Board currently consists of fourteen (14) directors, after having increased its size from the thirteen (13) members who were members of our Board at the conclusion of the 2025 annual meeting of the Company’s shareholders. Andrew M. Seger was appointed to our Board, effective as of July 1, 2025, after having been identified and recruited by the Board’s Governance/Nominating Committee. Our Board is also divided into three classes, and directors in each class generally serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting.
The current term of office of directors Angela Curry, Diane B. Medley, M. Darren Root, Andrew M. Seger, and Jack W. Sheidler expires at this year’s Annual Meeting. However, Ms. Medley and Mr. Sheidler are ineligible to stand for re-election because each such director has attained the mandatory retirement age specified by our Company’s Bylaws (which provide that a director may not be elected after reaching the age of 69 years). In light of the vacancies that will result from these retirements and in accordance with our Company’s Bylaws, our Board has elected to reduce the number of directors from fourteen (14) to twelve (12), effective as of the date of this year’s annual meeting. In addition, in order that the number of directors in each of our Board’s three (3) classes is as nearly equal as possible, effective as of the date of this year’s Annual Meeting, Tyson J. Wagler will be moved to the class standing for re-election at such meeting.
Our Board, on the recommendation of the Governance/Nominating Committee, has nominated each of the following for re-election at this year’s Annual Meeting:
Angela Curry
M. Darren Root
Andrew M. Seger
Tyson J. Wagler
If re-elected, each of these four (4) nominees will serve on our Board until the 2029 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.
As a shareholder, you are entitled to cast one vote per share for each of up to four (4) nominees for election as directors at the Annual Meeting, but you may not cumulate your votes (in other words, you may not cast votes representing four (4) times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the four (4) highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
We have presented in Corporate Governance and Board Matters section above certain information concerning our Board’s nominees for election at this year’s Annual Meeting, as well as information concerning those Board members who are not standing for election this year and whose term of office will continue after the Annual Meeting. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted. The biographies of each of the nominees and continuing directors above contain information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2026.
The Corporate Governance and Board Matters section above also provides information concerning our corporate governance and committee structures. We have noted in the biographies the committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees. Our directors also serve on other committees of our Board and the board of directors of the Company’s banking subsidiary that are not required to be described by this proxy statement and which are therefore not identified in these listings.
Elsewhere in this proxy statement you will find information concerning the amount of our common shares that are beneficially owned by each of our directors (see “OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS”) and information regarding the compensation of our directors (see “DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.
Our Board recommends that you vote FOR all four (4) of the nominees named above.

EXECUTIVE OFFICERS
Our Executive Officers, as of the date of this proxy statement, are detailed below. For our Named Executive Officers as of December 31, 2025, refer to the Summary Compensation Table.
Name	Principal Positions	Age
D. Neil Dauby	Chairman and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	62
Bradley M. Rust	President and Chief Financial Officer of the Company and its bank subsidiary.	59
Bradley C. Arnett	Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company and its bank subsidiary.	61
Michael F. Beckwith	Executive Vice President and Chief Banking Officer of the Company and its bank subsidiary.	54
Amy D. Jackson	Executive Vice President and Chief Administrative Officer of the Company and its bank subsidiary.	49
Vicki L. Schuler	Senior Vice President and Controller (Principal Accounting Officer) of the Company and its bank subsidiary.	51
Effective as of January 1, 2022, the Board appointed D. Neil Dauby as the Company’s President and Chief Executive Officer. Mr. Dauby assumed the additional role of Chairman of the Board effective May 18, 2023, at which time he vacated the office of President. From January 1, 2021 until his appointment as President and Chief Executive Officer, Mr. Dauby served as the Company’s President and Chief Operating Officer, with direct responsibility for all facets of the Company’s operations. Prior to that, Mr. Dauby served as the Company’s Executive Vice President and Chief Commercial Banking Officer.
On May 18, 2023, Bradley M. Rust was appointed as the Company’s President, in addition to his existing role as the Company’s Chief Financial Officer. Prior to that appointment, Mr. Rust served as the Company’s Senior Executive Vice President, Chief Operating Officer, and Chief Financial Officer, a role that he held since January 1, 2022, when he assumed more extensive involvement in the executive oversight of the operations of the Company’s business units as Chief Operating Officer, while continuing in his role as Chief Financial Officer. Prior to assuming the additional operational role, Mr. Rust was the Company’s Senior Executive Vice President and Chief Financial Officer, with responsibility for the Company’s accounting and finance functions, including mergers and acquisitions, institutional research, and shareholder relations.
Bradley C. Arnett was appointed Senior Vice President, Chief Legal Officer and Corporate Secretary effective September 25, 2023. On January 1, 2025, Mr. Arnett was appointed as an Executive Vice President. Prior to joining the Company, Mr. Arnett was a partner in the Dentons law firm, where his practice was focused in the areas of SEC reporting and compliance; corporate governance; mergers and acquisitions; banking regulation; commercial finance; and public and private securities offerings.
Michael F. Beckwith was appointed Executive Vice President and Chief Banking Officer effective April 1, 2023. Mr. Beckwith previously served as the Company’s Chief Commercial Banking Officer, a position he held since January 1, 2022. Prior to that, Mr. Beckwith served as the Kentucky Division President, leading the strategic focus in the Company’s Kentucky footprint.
Amy D. Jackson was appointed Executive Vice President and Chief Administrative Officer effective January 1, 2022. Ms. Jackson previously served as the Company’s Senior Vice President — Administrative Development and Strategic Planning.
Vicki L. Schuler was appointed Senior Vice President and Controller in July 2016 and designated as the Company’s Principal Accounting Officer effective as of January 1, 2022. Prior to being appointed as Senior Vice President and Controller, Ms. Schuler held various positions in the accounting department of the Company and the bank.

OWNERSHIP OF COMMON SHARES BY DIRECTORS AND EXECUTIVE OFFICERS
The following table presents certain information as of March 4, 2026 regarding the beneficial ownership of our common shares by our directors and Executive Officers.
Name	Common Shares Beneficially Owned (1)	Percentage of Outstanding Shares
Zachary W. Bawel	27,209	*
Angela Curry	3,768	*
D. Neil Dauby	76,510	*
Susan J. Ellspermann	11,739	*
Marc D. Fine	44,748	*
Jason M. Kelly	13,830	*
G. Scott McComb	432,059	1.1%
Diane B. Medley	13,580	*
M. Darren Root	19,977	*
Christina M. Ryan	17,333	*
Andrew M. Seger	266,123 (2)	*
Jack W. Sheidler	66,880	*
Ronnie R. Stokes	7,142	*
Tyson J. Wagler	13,059 (3)	*
Bradley M. Rust	86,432 (4)	*
Bradley C. Arnett	10,572	*
Michael F. Beckwith	39,435	*
Amy D. Jackson	19,453	*
Vicki L. Schuler	13,663 (5)	*
All directors and Executive Officers as a group (19 persons)	1,212,029 (6,7)	3.2%

*
Represents less than one percent.

(1)
Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children, or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

(2)
Includes 122,004 shares held in certain foundations of which Mr. Seger is a board member, and 125,826 shares owned by Wabash Valley Produce, Inc. of which Mr. Seger is a shareholder and the Chief Financial Officer.

(3)
Includes 11,761 shares held jointly by Mr. Wagler and his spouse.

(4)
Includes 16,464 shares held jointly by Mr. Rust and his spouse.

(5)
Includes 1,406 shares held jointly by Ms. Schuler and her spouse.

(6)
Includes 277,461 shares as to which voting and/or investment powers were shared by members of the group with others.

(7)
Also includes an aggregate of 28,517 shares that are held by the Company’s trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and Executive Officers may be deemed to have the power to direct the trust subsidiary’s voting decisions with respect to these fiduciary shares, and/or to direct the trust subsidiary’s disposition decisions with respect to such fiduciary shares. Our directors and Executive Officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company’s fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 4, 2026 (assuming that their holdings have not changed from such other date as may be shown below). The percentages set forth below have been calculated on the basis of 37,575,555 common shares outstanding as of March 4, 2026.
Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	2,420,398 (1)	6.4
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,281,704 (2)	6.1

(1)
Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on April 24, 2025, reporting 2,420,398 shares beneficially owned, with sole voting power over 2,358,123 shares and sole dispositive power over 2,420,398 shares.

(2)
Ownership based on a Form 13F filed by The Vanguard Group (“Vanguard”) on January 29, 2026. The Vanguard Group previously filed a Schedule 13G on February 13, 2024, reporting 1,689,061 shares beneficially owned (which represented 5.7% of the outstanding shares at that time), with shared voting power over 17,664 shares, sole dispositive power over 1,647,144 shares, and shared dispositive power over 41,917 shares. Vanguard has not filed any amendments to such Schedule 13G to disclose material changes in its ownership of the Company’s common shares including that such ownership percentage no longer exceeds 5%. As a result, while the Company recognizes that “investment discretion” under a Form 13F is not the same as “beneficial ownership,” it reasonably believes that Vanguard continues to beneficially own more than 5% of the Company’s outstanding shares. Therefore, while the beneficial ownership reported by Vanguard in the earlier Schedule 13G has fallen below 5% of the outstanding shares, the Company is not omitting Vanguard from the beneficial ownership disclosures in this proxy statement.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees. The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Crowe LLP (“Crowe”) for services including the audit of the Company’s consolidated financial statements for the calendar years ended 2025 and 2024, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for such years, the review of the interim consolidated financial statements included in quarterly reports during such years, the audit of HUD for such years and review of registration statements and providing related consents for 2024 in the amount of $829,480 for 2025 and $584,250 for 2024.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. No such services were performed in 2025 or 2024.
Tax Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for tax services rendered during 2025 of $139,810 and during 2024 of $134,684. These services included tax return preparation for the Company and the REIT, as well as assistance with tax reporting matters and consulting.
Pre-Approval by Audit Committee of Principal Accountant Services. The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review, or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Crowe that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE
Our Board adopted an amended and restated charter for the Audit Committee in 2013 and reviewed and confirmed the charter’s continued adequacy and effectiveness at its annual reorganization meeting in June 2025. The Audit Committee charter is available in the Governance — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated each of Mr. Kelly, Ms. Medley, Mr. Root, and Mr. Wagler as an “Audit Committee Financial Expert.”
Independence of Audit Committee Members
The Audit Committee is currently comprised of five (5) members of our Board, whose names appear below this Report of Audit Committee. All of the members of the Audit Committee are independent, as that term is defined by Nasdaq listing requirements that are applicable to the members of the Company’s Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Crowe, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2025. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2025 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard 1301 (Communication with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence. Based upon the discussions and reviews referred to above, the Audit Committee has recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
M. Darren Root, Chairman
Jason M. Kelly
Diane B. Medley
Andrew M. Seger
Tyson J. Wagler

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation/Human Resources Committee Governance
Scope of Authority
Our Compensation/Human Resources Committee (the “Committee”) has the responsibility for establishing and reviewing our compensation philosophy objectives. Its charter is available in the Governance — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The Committee also is charged with: reviewing and approving the corporate goals and objectives relevant to the compensation of the Executive Officers of the Company that are covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Named Executive Officers; making recommendations to our Board regarding the compensation of the Executive Officers; and overseeing the performance evaluation of our Executive Officers.
The Committee also administers all equity-based incentive compensation plans of the Company, including the granting of options, restricted stock, and other equity awards under such plans, subject, in the case of grants to Executive Officers, to approval of the recommended grants by the Board as part of the Board’s review of the Committee’s overall compensation recommendations for such Executive Officers.
Role of Executive Officers
After consulting with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments, and long-term incentive grants for the other Executive Officers. The Committee considers, discusses, and suggests modifications to the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without the CEO present, determines the pay levels for the CEO, which are ratified by the Board.
Independent Compensation Consultant
The Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. For 2025, the Committee engaged Blanchard Consulting Group (“BCG”), an independent third-party banking compensation consultant, to serve as its outside independent compensation consultant. BCG’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and management in reviewing, assessing and developing recommendations for our executive compensation programs. BCG does not provide any services to the Company besides compensation consulting services.
The scope of BCG’s 2025 consulting projects included the following: a board of director compensation review and a total compensation review for the top executive officers/positions (including the Named Executive Officers), which included a pay versus performance executive compensation analysis. This pay-for-performance review detailed the Company’s link between Executive Officer pay and performance against that of the peer group over both 1-year and 3-year performance cycles.
In connection with its executive and director compensation consulting engagement, BCG reported directly to the Committee. The Committee directly oversaw the work performed by BCG and determined the fees paid to BCG in connection with the services it provided to the Committee. The Committee instructed BCG to give advice to the Committee independent of management and to provide such advice for the benefit of the Company and its shareholders.
The Committee and executive management utilized BCG’s 2025 reports to assist with executive and board compensation decisions during 2025 but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent compensation consultant.

The Committee reviews the independence of its compensation consultants, taking into account a number of factors, including the six factors articulated in the Nasdaq listing standards and applicable SEC guidance, and also considers any additional services provided by such consultants. For 2025, the Committee determined that BCG was independent and its services to the Committee did not raise any conflicts of interest among the Committee or our management.
Compensation Committee Interlocks and Insider Participation
No member of the Committee was an officer or employee of the Company or any of its subsidiaries during 2025, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or Executive Officer of the Company had a relationship during 2025 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (“CD&A”) explains our compensation program for the Executive Officers of the Company identified in the Executive Compensation section of this proxy statement (each, a “Named Executive Officer” and, collectively, the “Named Executive Officers”). The CD&A also describes the process followed by the Committee for making pay decisions, as well as its rationale for specific compensation related decisions related to 2025.
Our Compensation Objectives
The Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. The Committee also is charged with making recommendations to our Board regarding the compensation of the Executive Officers of the Company that are covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Named Executive Officers. In these roles, the Committee has sought to compensate our Named Executive Officers in a fair, reasonable, and competitive manner. In designing and implementing our compensation program for our Named Executive Officers, we primarily intend to:
●
attract and retain highly-skilled executives in a competitive environment;

●
provide financial incentives intended to align the Named Executive Officers’ interests with those of our shareholders; and

●
pay relative to performance (the higher the performance, the greater the compensation reward).

The Company’s compensation philosophy seeks to reward “upside” via the short- and long-term incentive plans when strong performance warrants such payouts.
How We Set Executive Compensation
The Company does not have employment agreements with the Named Executive Officers. As a result, the Committee has flexibility in recommending to the Board the annual compensation of the Named Executive Officers. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions. It is the Company’s preference to not be bound by terms in an agreement for multiple years.
The Company has a compensation philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the Named Executive Officers. Specifically, the policy is to:
●
Target base salaries in the 50th to 60th percentile of the competitive market for Executive Officers.

●
Place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance.

●
Reward Named Executive Officers with significant incentive compensation awards if Company performance is high versus peer (above 75th percentile).

●
This is a critical piece in the compensation plan design at the Company and is realized through the ability of Named Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.

The Company holds a non-binding shareholder advisory vote on the compensation of our named executive officers (“say-on-pay”) every year. The Committee and the Board considered the results of our “say-on-pay” advisory vote at the 2025 annual meeting of shareholders, at which approximately 96% of votes cast were in favor of the fiscal year 2024 compensation of our Named Executive Officers. Recognizing the shareholder support for current programs and policies, the Committee did not implement any significant changes to our executive compensation programs as a result of the 2025 shareholder advisory vote. The Company is required to hold an advisory vote as to the frequency of say-on-pay votes no later than every six years. As a result, the next advisory vote regarding the frequency of say-on-pay votes will occur no later than the Company’s 2029 annual meeting of shareholders.
Since 2012, the Committee has utilized BCG (an independent third-party banking compensation consultant) to assist with Executive Officer and Board compensation decisions. In 2025, BCG provided reports to evaluate our executive and board compensation programs and assess the Company’s pay compared to peers and industry best practices. For more detail on the compensation projects completed in 2025, see the above “Independent Compensation Consultant” section of this CD&A.
Peer Group Selection and Analysis
Since 2012, the Committee has worked with BCG to determine and utilize a peer group of publicly traded banks which is evaluated annually and updated as needed. In 2025, the Company reviewed and assessed whether the 2024 peer group needed modifications for 2025. It was determined that the 2024 peer group remained appropriate for 2025, with the following exceptions:
●
First Busey Corporation (“Busey”) was removed as a result of its merger with CrossFirst Bankshares, Inc., as Busey’s post-merger assets were expected to be in excess of $19.0 billion;

●
Premier Financial Corp. was removed because it was merged out of existence; and

●
Northwest Bancshares, Inc. and FB Financial Corporation were added as replacements for the two peers that were removed.

These changes also better align the peer group asset size with the Company’s asset size, which grew to $8.4 billion following its February 1, 2025 merger with Heartland BancCorp. As a result of these changes, the 2025 peer group’s 2024 year-end asset sizes ranged from approximately $4.1 billion to $14.4 billion, consisting of banks located in Indiana and surrounding states. The peer group’s median asset size for year-end 2024 was $7.5 billion.

Our current peer group includes the following 20 financial institutions:
1st Source Corporation	Civista Bancshares, Inc.	Community Trust Bancorp, Inc.	Farmers National Banc Corp.
FB Financial Corporation	First Financial Corporation	First Mid Bancshares, Inc.	Horizon Bancorp, Inc.
Independent Bank Corporation	Lakeland Financial Corporation	Mercantile Bank Corporation	Midland States Bancorp, Inc.
MidWestOne Financial Group, Inc.	Nicolet Bankshares, Inc.	Northwest Bancshares, Inc.	Park National Corporation
Peoples Bancorp Inc.	QCR Holdings, Inc.	Republic Bancorp, Inc.	Stock Yards Bancorp, Inc.
The Company also reviews the compensation policies and performance of entities in the S&P Regional Banks Select Industry Index to help determine executive pay; however, the peer group identified above is used for executive and board compensation benchmarking purposes.
Executive Pay Versus Peer Performance Analysis
The Committee engages BCG annually to conduct a detailed pay versus performance analysis in order to measure the Company’s financial performance and evaluate its link to Executive Officer pay compared to that of the peer group executive pay and performance. The analysis conducted by BCG in 2025 was used in the decision-making process for determining executive pay and evaluating the executives’ incentive pay design. The analysis evaluates 1 and 3-year performance, and 1 and 3-year executive compensation as compared to our current peer group executives. For each time period, the analysis reviews alignment of the executive compensation of the Company’s and peer named executive officers (using each peer’s Summary Compensation Table pay) compared to financial performance. The analysis focuses on multiple performance criteria as the Company and its independent consultant feel it is important to review performance from a well-balanced perspective. The analysis evaluates six financial measures: return on average equity (ROAE), core earnings per share (EPS) growth, 1-year total shareholder return (TSR), return on average assets (ROAA), efficiency ratio, and non-performing assets to total assets ratio (NPA ratio).
The 2025 pay-for-performance peer analysis conducted by BCG found that for 2024 year-end (which was the same timeframe as peer executive compensation reported and analyzed in BCG’s 2025 projects), GABC’s overall average of the six financial metrics described previously and the three-year average (2022Y-2024Y) of the performance metrics versus peer resulted in the Company’s performance at or near the 65th percentile compared to peer.
Based upon this review, the Committee concluded that the Company’s overall performance was above the peer group median, and the Company used this report to evaluate the pay-for-performance alignment and to consider if changes or modifications were needed to the current compensation package for Executive Officers. The 2025 executive compensation assessment from BCG found that the 2025 Executive Officer salary levels were within the market competitive range (defined as +/- 15% of market median). Cash compensation and direct compensation were also within the market competitive range. The link between pay and performance was slightly below the preferred positioning; however, this is attributable to the succession planning steps taken within the Executive Officer group, as well as the short-term incentive plan paying below target (between “good” and “very good” performance levels) for 2023 and 2024, as well as the long-term incentive plan paying below the target level in 2024. Once the current Named Executive Officers become longer tenured and gain additional experience specific to their roles, we believe the alignment between pay and performance results will be stronger. The assessment confirmed that the Company’s award opportunity levels under the short- and long-term incentive plans continue to remain competitive versus the peer group and industry practices.
The Company continues to evaluate the alignment between compensation and performance for the Named Executive Officers. The pay-for-performance analysis as described above evaluates whether the Company has a compensation program design for Executive Officers that is working in accordance with the Company’s compensation philosophy. Again, it is our goal to only provide incentive rewards when strong performance warrants such payments. It also allows us to easily compare our 2025 performance to historical performance.
The Company’s 2025 Financial Performance
For the year ended December 31, 2025, the Company reported net income of $112.6 million, or $3.06 per share, representing an increase of $28.8 million, or approximately 8% on a per share basis, from the year ended December 31, 2024 net income of $83.8 million, or $2.83 per share. This level of reported net income resulted in a 10.7% return on average shareholders’ equity, which marked the 21st consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity.
Net income for the year was impacted by the following non-recurring items:
●
Merger-related expenses associated with the Company’s Heartland transaction totaled approximately $6,996,000 ($5,418,000, on an after-tax basis, or $0.15 per share).

●
The CECL “Day 2” provision (as described in more detail below) in the amount of $16,200,000 ($12,150,000, on an after-tax basis, or $0.33 per share), for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger.

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A net gain on the extinguishment of debt in the amount of $692,000 ($519,000, on an after-tax basis, or $0.01 per share), resulting from the redemption of fixed-to-floating rate subordinated notes in the principal amount of (i) $24,300,000 on September 15, 2025, and (ii) $40,000,000 on December 30, 2025.

In a transaction like the Heartland merger, applicable accounting rules require the acquirer to recognize an allowance for credit losses in the period of acquisition for both PCD assets and non-PCD assets. The determination of PCD versus non-PCD determines how the allowance for credit loss flows through the financial statements. For PCD assets, the gross-up method includes the impact in the “Day 1” business combination entries with no impact to expense. For non-PCD assets, the impact is reflected outside of the business combination entries (sometimes referred to as “Day 2”) and is reflected in expense.
For purposes of measuring performance for the year 2025, net income was adjusted to exclude the impact of these non-recurring items in the Company’s determination of earnings per share growth, return on equity, and return on assets. In addition, for purposes of calculating return on equity, the Company’s common equity was adjusted to exclude the goodwill and intangible assets acquired in connection with the Heartland merger. The non-interested members of the Board have determined that the adjustments, which are intended to exclude the impact of items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance, are necessary to better align incentive compensation with actual core performance.
Executive Compensation Components
The executive compensation program consists of three basic elements:
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base salary;

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short-term cash incentive awards for annual performance; and

●
long-term incentive awards granted under the German American Bancorp, Inc. 2019 Long-Term Equity Incentive Plan (the “2019 LTI Plan”) for performance over a longer period (typically three years).

The Company’s short- and long-term incentive plans are designed to create a pay-for-performance structure that links executive pay to long-term shareholder value and strong financial performance. The 2025 compensation studies conducted by BCG verified consistency in driving the Company’s strategy and performance through prospective incentive plans that mitigate risk and appropriately balance profitability, strategic, and quality related metrics. The BCG study continues to confirm we have adequate and appropriate compensation tools available to attract, motivate, and retain high-quality, skilled executives which provide a mix of short- and long-term compensation opportunities. As stated previously, we desire to align pay with performance and require strong financial performance for our Executive Officers to receive any payment under our short- and long-term incentive plans. Our incentive plan designs are evaluated annually and were generally found to be consistent with industry best practices.
In 2025, we assessed the incentive plan alignment with company goals. The alignment was not as strong as it had been in recent years. As discussed in more detail previously, the relatively recent completion of an Executive Officer succession plan, as well as the short-term and long-term incentive plans paying below the target/”very good” performance level in recent years, has contributed to a slight misalignment with incentive compensation lagging the actual higher performance levels versus peer. We evaluate our pay-for-performance alignment annually and we believe our incentive plans for 2025 were appropriately aligned with company goals and our pay-for-performance philosophy. The compensation plans are designed such that if the Bank does not perform well, the annual and long-term incentive plans do not pay out, and total compensation will likely fall below market competitive levels. In addition, as discussed in more detail later in this section, we design each goal’s performance levels to be appropriately challenging.
Beyond the three primary compensation programs, we also offer a 401(k) retirement plan and certain Named Executive Officers are eligible for nonqualified deferred compensation plans. Mr. Rust is also party to a supplemental executive retirement agreement with the Company’s bank subsidiary. See the “Retirement/Deferred Compensation Benefits” section below for additional information on this agreement.
Base Salary
The Company attempts to provide the Named Executive Officers with a base salary that is market competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. Our compensation philosophy is to target base salaries between the 50th to 60th percentiles of such competitive market. The Committee determined the 2025 base salaries for the Named Executive Officers by reviewing peer and BCG client database comparisons, which provided peer group and BCG client database median and 60th percentile salaries, along with salary survey median data from other banking and financial industry surveys. Our 2025 analysis and comparison to market data showed that overall, our Executive Officer salaries were at or slightly above market median levels. Competitive base salaries are necessary to achieve our pay-for-performance compensation philosophy.
Base salary levels set the foundation for direct compensation, since the opportunity levels for our incentive plans (short- and long-term) are defined as a percentage of base salary. We also relied on recommendations from the CEO for each of the other Named Executive Officers. Base salary decisions surrounding the CEO also incorporated such items as his tenure and the Company’s financial performance. We also take into consideration experience of the individual, performance of the individual, and desired market positioning considering the incentive compensation program design at the Company. In all cases, the Committee recommended to the Board that the CEO’s and each other Named Executive Officer’s 2025 base salary be the value disclosed in the table below, and the Board accepted those recommendations.

Our 2025 base salary increases were determined after reviewing the BCG data and the current market environment, and taking into consideration our desire to retain our executive talent. Mr. Arnett was promoted from an SVP to EVP on January 1, 2025, and the increase reflected in the table below is due to his increased level of responsibility and scope as part of this promotion. The base salaries and percentage increases for the Named Executive Officers for 2025 (as compared to their base salaries in 2024 as of year-end) were as follows:
Executive	2025 Base Salary	2024 Base Salary	% Increase
Mr. Dauby	$770,000	$720,000	6.9
Mr. Rust	$525,000	$475,000	10.5
Mr. Beckwith	$410,000	$375,000	9.3
Ms. Jackson	$380,000	$340,000	11.8
Mr. Arnett	$315,000	$260,000	21.2
Executive Management Incentive Plan
For performance during 2025, the Company continued to maintain an Executive Management Incentive Plan (the “Plan”) for certain key officers, including the Named Executive Officers. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards that are contingent upon the achievement of certain annual goals (described in this subsection), and long-term incentive awards that are contingent upon the achievement of certain long-term goals (described in the next subsection).
Short-Term Cash Incentive Awards
The Plan provides each officer with a “balanced scorecard” for the short-term cash incentive award portion of the Plan. The “balanced scorecard” establishes specific corporate and shareholder-related performance goals balanced by goals from the officer’s individual area of responsibility and their expected level of contribution to the Company’s achievement of its corporate goals. The alignment with company goals were similar to past years. The balanced scorecard approach is designed to encourage a consistent, long-term management approach to enhancing shareholder value. Cash incentive payments that are authorized to be paid to Named Executive Officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon the Named Executive Officer’s continued employment with the Company through the date of payment of each quarterly installment. The Plan also has a “clawback” provision which allows the Company to recoup awards under certain circumstances such as a material misstatement of financial performance.
During the first quarter of 2025, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of Nasdaq’s independence rules, and at the recommendation of the Committee) established potential short-term cash incentive awards for the Named Executive Officers as percentages of their 2025 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Named Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Named Executive Officer). After reviewing the BCG market and peer compensation provided in the 2025 Executive Compensation Review, we determined the current short-term opportunities continued to remain competitive versus peer and market. The short-term incentive award opportunities for 2025 remained unchanged from 2024 for all Named Executive Officers.

The 2025 short-term cash incentive award opportunities (as a percentage of base salary) for the Named Executive Officers were as follows:
Potential 2025 Short-Term Award as Percentage of 2025 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Dauby	37.50%	62.50%	87.50%
Mr. Rust	30.00%	50.00%	70.00%
Mr. Beckwith	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Arnett	26.25%	43.75%	61.25%
Credit is given proportionately for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance). We also have a maximum payout level (i.e., for “exceptional” performance) for each executive, which effectively puts a “cap” on any awards and assists with mitigating risk in this incentive program.
The Board requires that a minimum net income trigger be met before the Plan is “turned on.” Net income was chosen as the trigger because it is the most appropriate measure of bank profitability, and a prevalent metric in which to measure financial stability. If this minimum net income trigger is not achieved for the calendar year performance period, then the entire plan is not funded and no payouts are made to any participants under the Plan. For 2025, the minimum net income trigger was set at $82,305,000. The Company’s goal for the short-term incentive plan design is to allow for incentive pay “upside” when strong performance warrants such payouts (as stated in our compensation philosophy).
Cash incentive award criteria for services during 2025 under the scorecards were based on the following weightings for the Named Executive Officers:
Short-term Cash Incentive Award Criteria	Percentage of Potential Award
Corporate Operating Results: Formula assessments of 2025 corporate performance, which assists in measuring the alignment of executive and shareholder interests.	80%
Judgmental/Individual Criteria: Formula and/or judgmental assessments of personal or area of responsibility performance during 2025.	20%
Total	100%
Short-term Cash Incentive Corporate Performance Scorecard Metrics
Corporate Operating Measures (80% weighting)
For 2025, the corporate performance metrics listed in the table below were used. When selecting the five performance measures, the Company’s goals, strategic plan, and industry standards were taken into consideration. The Company strongly believes in a balanced scorecard approach, which takes into consideration increasing shareholder value, quality vs. cost ratios, loan growth, deposit growth, etc. We use a balance of profitability/growth related metrics along with quality measures to best measure overall financial performance.
While the five short-term corporate performance criteria for 2025 have, generally, remained unchanged since 2015, modifications have been made to certain criteria in past years. Specifically, for 2025, earnings per share growth and the efficiency ratio were each adjusted to exclude the CECL “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger, non-recurring expenses related to the Heartland merger, and the gain on the extinguishment of debt resulting from the redemption of certain subordinated notes on September 15, 2025. The non-interested members of the Board determined that the failure to make those adjustments, which were intended to exclude the impact of items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance, may inappropriately penalize the Named Executive Officers for expenses that were not indicative of actual performance. In addition, the Board believes that making these adjustments will more effectively align management incentives with the Company’s strategy to continue the expansion of its business through mergers and acquisitions. For 2025, the performance measures set forth below were viewed as being appropriately aligned with our strategic goals.
Corporate Operating Measures	Percentage Weighting
Income/revenue measures (applied to all Executive Officers):
Earnings per common share growth	25%
Efficiency ratio	10%
Consolidated balance sheet measures (applied to all Executive Officers):
Growth in core organic loans	20%
Growth in core organic deposits and repurchase agreements	15%
Non-performing assets to total assets ratio	10%
Total	80%
Judgmental/Individual Measures (20% weighting)
For 2025, judgmental/individual measures (20% weight for Executive Officers) were based on overall performance of the executive, including business unit or department performance. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular Executive Officer’s scorecard) were focused on performance of the business unit or department headed by each executive. Criteria are determined annually based on the strategic goals of the executive’s respective business unit or department. Consistent with prior years, these criteria were assigned a weighting percentage based on the executive’s position and authority. Final performance was based on the Board’s assessment for the CEO (Mr. Dauby) and the CEO’s assessment for the performance of Mr. Rust, Mr. Beckwith, Ms. Jackson, and Mr. Arnett, with Mr. Rust, as President, providing input for each of Mr. Beckwith, Ms. Jackson, and Mr. Arnett.
Similar to prior years, the Committee established the annual target levels of achievement to be challenging yet reasonably attainable, with threshold awards (i.e., “good” performance”) set at expected levels of attainment, and maximum awards (i.e., “exceptional” performance) set at an extremely difficult level to achieve. This was assessed using a combination of budget, our historical performance, peer group performance, and the Company’s best estimates for 2025 performance. When setting the target level for each corporate measure, however, the Company did not necessarily attempt to tie that level to the Company’s expectations for 2025; therefore, some of the measures require the achievement of greater-than-expected corporate performance at the targeted level, and some will reward achievement of lesser-than-expected corporate performance at the targeted level. Overall, however, and on a balanced approach when weighing all of the formula and judgmental performance factors (income statement, balance sheet, and personal) in accordance with the scorecard weights, the Company believes that the target levels are appropriately challenging. In selecting the 2025 performance measures, the Committee also noted the following:
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We defined core organic loan growth to mean the growth in the average balance of our consolidated core organic loans in December 2025 as compared to our average balances of our consolidated core organic loans in December 2024.

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We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in

December 2025 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2024.
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We determined the non-performing assets to total assets ratio based on the average of the four quarter-end ratios during the year.

Short-Term Cash Incentive 2025 Actual Performance
In the first quarter of 2026, the Board, upon the recommendation of the Committee, determined the short-term cash incentive award amounts payable in 2026 to the Named Executive Officers, including the CEO, for their services during 2025. The incentive amounts paid for 2025 performance are included in the Summary Compensation Table. The Committee’s recommendations were based on the Committee’s assessment of the degree to which the corporate and personal goals established by the 2025 scorecards of the Named Executive Officers were achieved. The Named Executive Officers received awards that were determined in accordance with the formulas relating to the short-term corporate performance criteria and judgment of job performance established by the respective 2025 scorecards. The 2025 actual short-term cash incentive payouts that were earned and paid ranged from 53.66% to 78.25% of year-end salary for the Named Executive Officers. These awards were based on the following performance levels:
Corporate Operating Measures	2025 Result
Net income “trigger”	Exceeded
Income/revenue measures:
Earnings per common share growth	Above Exceptional
Efficiency ratio	Above Exceptional
Consolidated balance sheet measures:
Growth in core organic loans	Between Good & Very Good
Growth in core organic deposits and repurchase agreements	Between Very Good & Exceptional
Non-performing assets to total assets ratio	Above Exceptional
Overall short-term incentive performance	Between Very Good & Exceptional
Discretionary Cash Awards
No discretionary cash awards were made to the Named Executive Officers in 2025 or that were related to their 2025 performance.
Long-Term Incentive Awards
The 2019 LTI Plan provides for the potential award of incentive and non-qualified stock options and other equity-based awards, including restricted stock (“LTI Awards”). In recent years, restricted stock awards have been awarded as the equity vehicle under the LTI Plan. The use of restricted stock, or full-value equity grants, is very prevalent within the banking industry based on our independent compensation consulting studies and regulatory best practices. As such, we felt it was appropriate from a market competitive standpoint to again utilize this type of equity award in 2025.
The LTI performance awards to our Named Executive Officers (for 2025 performance) were paid out as 100% equity, in the form of restricted stock grants. The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The Company believes the LTI plan encourages prudent long-term business planning decisions and serves as a valuable retention tool to motivate and reward Executive Officers’ long-term behavior. The Company continues to utilize a Management Long-Term Incentive Plan Balanced Scorecard approach for the Named Executive Officers.

A payout “scorecard” for LTI Awards is established upon recommendation of the Committee based upon the Named Executive Officer’s level of responsibility. The awards are earned in proportion to the extent to which the Company has achieved certain corporate financial performance metrics versus peer on a three-year average period ending in the year for which the scorecard is established. The Committee maintains a “clawback” provision in the Plan, where all LTI Awards earned are subject to “clawback” under certain circumstances, such as a material misstatement of financial performance. Also, as an additional executive retention tool and in support of the “clawback” provision, the LTI Award grants are subject to a three-year vesting schedule. As such, 1/3 of any LTI award that is granted vests 1/3 per year following the date of grant.
During the first quarter of 2025, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of the rules of the Nasdaq Stock Market, Inc., and at the recommendation of the Committee) established threshold long-term incentive awards for Named Executive Officers as percentages of their 2025 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Named Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Named Executive Officer). The long-term incentive award opportunities for 2025 remained unchanged from 2024 for all Named Executive Officers.
The 2025 long-term incentive award opportunities (as a percentage of base salary) for the Named Executive Officers were as follows:
Potential 2025 Long-Term Incentive Award as Percentage of 2025 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Dauby	37.50%	62.50%	87.50%
Mr. Rust	30.00%	50.00%	70.00%
Mr. Beckwith	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Arnett	26.25%	43.75%	61.25%
Similar to the short-term cash incentive program, credit is given proportionally for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance) or for that portion of performance that exceeds the maximum payout level (i.e., “exceptional” performance).
LTI awards for services during the three-year period of 2023-2025 under the scorecards were based on the long-term corporate performance criteria set forth in the table below, which are reviewed annually (the “Long-Term Corporate Performance Criteria”). These performance criteria have, generally, remained unchanged over recent years.
Long-term Corporate Performance Criteria	Percentage of Potential Award
Adjusted return on equity	33 1∕3%
Adjusted return on assets	33 1∕3%
Adjusted earnings per common share growth	33 1∕3%
Total	100%
In measuring performance, each of the above criteria is adjusted to exclude the impact of any items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance including, but not limited to, transaction-related expenses resulting from any mergers or acquisitions, changes in accounting standards, and any gains or losses from discontinued businesses.

Specifically, for 2024, the measures were adjusted to exclude the net gain on the Company’s sale of its insurance agency, the loss on its securities portfolio restructuring, and the merger-related transactions costs for Heartland. Similarly, for 2025, the measures were adjusted to exclude the CECL “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger, non-recurring expenses related to the Heartland merger, and the gain on the extinguishment of debt resulting from the redemption of certain subordinated notes on September 15, 2025. Finally, at the time the EPS payout targets were established in March 2024, the Board also determined that an adjustment to the 2023 EPS growth rate was necessary to ensure that such metric remained appropriately challenging yet reasonably attainable. The non-interested members of the Board have determined that the failure to make these adjustments may inappropriately penalize or incentivize the Named Executive Officers for results that were not indicative of actual performance. In addition, the Board believes that making these adjustments will more effectively align management incentives with the Company’s strategies for long-term growth and further incentivize overall long-term performance from the Company’s leaders.
Similar to the short-term cash incentive awards, the Committee establishes targets for LTI Awards that are very challenging, but reasonably attainable, with threshold (i.e., “good” performance) awards set at expected levels of attainment, and maximum (i.e., “exceptional” performance) awards set at an extremely difficult level of attainment. In measuring performance for each of the above metrics, the Committee notes the following:
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Return on Equity Measurement: We measured the extent to which the Company achieved the return on equity metric for the three-year period of 2023-2025 by determining an annual percentile ranking of the Company’s return on equity in comparison to our publicly-held peer group of banks for each of the three years. For the peer group companies, a determination was made as to which companies, if any, completed a merger or acquisition transaction, a sale or disposition of a business line, or a securities portfolio restructuring, or recognized any similar non-core gains or losses during the calendar year 2025, with each impacted peer’s return on equity being adjusted in a manner similar to the adjustments made to the Company’s 2025 return, using amounts reported in the peer company’s SEC filings. Similar adjustments were previously made for peer group companies that completed a merger or acquisition transaction during the calendar year. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

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Return on Assets Measurement: We measured the extent to which the Company achieved the return on assets metric for the three-year period of 2023-2025 by determining an annual percentile ranking of the Company’s return on assets in comparison to our publicly-held peer group of banks for each of the three years. Similarly, for the peer group companies, the adjustments discussed above were also made to each impacted peer’s return on assets. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

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Earnings per Common Share Growth Measurement: We measured the extent to which the Company achieved the earnings per common share growth, or EPS growth rate, metric by measuring the Company’s annual adjusted EPS growth rate against Board established internal goals for each of the three years. We then averaged the Company’s annual EPS growth rate level of achievement for each year to determine a three-year average result.

In addition, the LTI Awards are further subject to a minimum net income trigger that is the same as the short-term cash incentive award trigger. If the minimum net income trigger of $82,305,000 was not achieved for 2025, then no LTI awards would have been granted under the Plan.
For purposes of the above, our peer group for 2025 is the group of publicly traded banks shown previously. For 2024 and 2023, the peer group used was the group of publicly traded banks disclosed in the applicable year’s proxy disclosure.

For more information on our LTI plan metrics, see the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2025.
During the first quarter of 2026, the Board determined that the corporate goals established by the scorecards for the LTI Awards resulted in the following for 2023-2025 performance:
Long-term Incentive Measures	2023-2025 Result
Net income “trigger”	Exceeded
Adjusted return on equity	Between Very Good & Exceptional
Adjusted return on assets	Between Good & Very Good
Adjusted earnings per common share growth	Between Very Good & Exceptional
Overall long-term incentive performance	Between Very Good & Exceptional
As a result, the Board approved the grant of Restricted Stock Awards to the Named Executive Officers, in satisfaction of their 2025 earned LTI Awards (based on the three-year average percentile rankings), ranging from 47.04% to 67.20% of salary for the Named Executive Officers. Each Restricted Stock Award consisted of newly-issued common stock of the Company (subject to certain restrictions and forfeiture conditions) having an aggregate fair market value equal to each Named Executive Officer’s total LTI Award earned in 2025, which was determined by dividing the dollar value of the award by the market price the Company stock as of the close of trading on March 3, 2026 (rounded up to the nearest whole number of shares).
Holders of the common stock issued as part of the Restricted Stock Award are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.
Vesting and Retention Provisions Applicable to LTI Awards
The LTI Awards earned for 2025 performance and paid in 2026 (consisting solely of Restricted Stock Awards) will vest, assuming the continued service of each of the holders through such vesting date, as follows: 1/3 on March 15, 2027, 1/3 on March 15, 2028, and 1/3 on March 15, 2029. This straight-line three-year vesting schedule is consistent with industry standards. Vesting of such LTI Awards will be accelerated in the event of the holder’s death or disability while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. Vesting will also be accelerated upon certain extraordinary events (such as a change in control). Unvested shares issued as Restricted Stock Awards must be retained by the Named Executive Officer subject to the “clawback” and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged, or otherwise transferred or hedged during the vesting periods. At least 95 percent of the shares underlying awards granted under the 2019 LTI Plan are required to have a one-year minimum vesting period, subject to the Committee’s authority under the 2019 LTI Plan to vest awards earlier, as the Committee deems appropriate.
Clawback Policy
As a matter of policy, we have implemented “clawback” provisions for incentive awards that are provided to Executive Officers and based on Company financial metrics. These “clawback” provisions allow the Company to recoup awards that have been previously paid/awarded under certain circumstances such as a material misstatement of financial performance. The clawback right has also been extended to instances where the Named Executive Officers have engaged in intentional misconduct in the performance of their duties to the Company or otherwise violated the Company’s Code of Business Conduct in any material respect. As previously disclosed, awards under our incentive plans (both cash and equity) in recent years and in 2025 are subject to these “clawback” provisions. We believe this “clawback” policy is appropriate and assists with risk mitigation throughout the Company.
In addition, the Company has adopted an Incentive Compensation Recovery Policy pursuant to Nasdaq listing standards. The policy mandates recovery or “clawback” of excess incentive-based compensation earned by current or former executive officers during the three fiscal years preceding an accounting restatement. The Company is required to file its policy as an exhibit to its annual report on SEC Form 10-K.
Repricing and Underwater Grant Buyback Prohibitions
Our 2019 LTI Plan does not allow repricing or cash buybacks of stock options or stock appreciation rights (“SAR”), without shareholder approval. Specifically, without shareholder approval, no stock option or SAR award may be (i) amended to decrease the exercise price, (ii) cancelled in exchange for a replacement option or SAR with a lower exercise price, or (iii) purchased or cancelled in exchange for cash, other property or grant of a restricted stock award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock.
Insider Trading Policy and Anti-Hedging Provision
We maintain a policy for securities transactions applicable to all officers, directors and employees of the Company which prohibits engaging in short sales, transactions in puts, calls, or other derivative instruments, hedging transactions and other short-term or speculative transactions with respect to our stock at any time. As part of this prohibition on short-term transactions, any common shares purchased by a person subject to our insider trading policy must be held by the purchaser for a minimum of six months. In addition, our insider trading policy prohibits our Executive Officers and directors from trading during quarterly and special blackout periods. The policy has been filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Executive Stock Ownership/Holding Requirements
The Chief Executive Officer is expected to attain/maintain an investment position in our common shares equal to three times his or her base salary. On February 27, 2023, the Board of Directors adopted a policy that requires (i) the Company’s President and Chief Financial Officer to attain/maintain an investment position in our common shares equal to two times his or her base salary, and (ii) each other Named Executive Officer to attain/maintain an investment position in our common shares equal to one and one-half times his or her base salary. The policy also provides that each executive officer who becomes a Named Executive Officer after February 27, 2023, will have five years from the date they became a Named Executive Officer to acquire such shares; provided, however, that the Named Executive Officers, as of the policy adoption date, will have five years from such date to acquire such shares. The Company will not count unearned performance-based full value awards and/or unexercised stock options when determining whether the executive stock ownership requirements have been met.
As of December 31, 2025, each of Mr. Dauby, Mr. Rust, Mr. Beckwith, and Ms. Jackson met their respective requirement. Because Mr. Arnett was first included as a Named Executive Officer for 2024, he will have until March 19, 2030 (five years from the date of the proxy statement for the 2025 annual meeting of shareholders) to attain the required investment position. Additionally, the Company requires that any common shares received by Named Executive Officers in connection with any equity awards are subject to an additional one-year holding period before any sale or transfer of the shares may take place, other than with respect to any shares withheld by the Company to satisfy a participant’s withholding tax obligation in connection with an award.
Additionally, we require ownership of our common stock by our non-employee directors, as described later in this proxy statement.
Other 2019 LTI Plan Governance Features
The Company desires to promote best practices by reinforcing the alignment between equity compensation arrangements with the interests of our shareholders. To this end, important governance features were incorporated into the 2019 LTI Plan, including, but not limited to, the items below:

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No liberal share recycling is allowed.   Shares of common stock are not allowed to be added back to the plan reserve for future grants under certain circumstances, as described in the 2019 LTI Plan.

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No tax gross-ups.

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Material amendments require shareholder approval.

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No evergreen provision.   The 2019 LTI Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants.

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No automatic grants or reload grants.   The 2019 LTI Plan does not provide for “reload” or other automatic grants to any participant.

Retirement/Deferred Compensation Benefits
German American Bancorp 401(k) Savings Plan.   The German American Bancorp 401(k) Savings Plan (the “401(k) Plan”) is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $23,500 for 2025 or $31,000 for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee’s pre-tax contributions up to the first 3% of compensation plus 50% of the employee’s pre-tax contributions up to the next 2% of compensation. As mentioned previously, the 401(k) plan automatically enrolls all employees at the 5% contribution level in order to get the full 4% match. Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment. All Named Executive Officers participate in the 401(k) Plan.
German American Bancorp Nonqualified Savings Plan.   Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the “Nonqualified Savings Plan”), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings. Participants in the plan direct the investment of their account balances. The Plan was amended in 2008 to bring it into technical compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
We make matching contributions under the Nonqualified Savings Plan according to the following formula:
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100% of the first 3% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as “Deferral Contributions” (as defined under the respective plans) for the plan year, plus

●
50% of the next 2% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as “Deferral Contributions” (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant’s eligible compensation.
As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. The Nonqualified Savings Plan contains certain provisions that may accelerate the timing of distributions in the event of death, disability or certain changes in control of the Company. During 2025, Mr. Dauby, Mr. Rust, Ms. Jackson, Mr. Beckwith, and Mr. Arnett each had an account under the Nonqualified Savings Plan.

Supplemental Executive Retirement Agreements.   Mr. Rust is party to an Executive Supplemental Retirement Income Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the fixed amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment, or retirement. The arrangement constitutes a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for “Cause” as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan. This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Other Compensation
Detailed information regarding other compensation is provided in note 6 to the Summary Compensation Table later in this document. In general, we believe that perquisites should not constitute a significant portion of any Executive Officer’s compensation. For more detail on other compensation amounts, please refer to the “All Other Compensation” table in such note 6.
Compensation Committee Report
The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, from which it will be incorporated by reference into the Company’s Annual Report on Form 10-K.
Susan J. Ellspermann, Chair
Angela Curry
Christina M. Ryan
Ronnie R. Stokes

Risk Assessment
We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, securities, or other financial products or services, and our Executive Officers. We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.
We believe that our annually-reconstituted Management Incentive Plan, including that of our Executive Officers (described above under the heading “Compensation Discussion and Analysis,” and considering both the short-term and long-term award structures created by that Plan), is well designed to align our strategic objectives with short-term and long-term shareholder value and to not encourage risky employee behavior, because:
●
the corporate performance metrics (as specified by the balanced scorecards) take into consideration balance sheet, income statement, and equity factors;

●
threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult;

●
specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them (we pro-rate awards between various performance levels);

●
a minimum level of net income must be achieved as a “trigger” to “turn on” the plan in order for executives to receive any awards under the short- and long-term incentive plans, preventing inappropriate funding of awards;

●
based on peer group comparisons, the incentives payable to our Executive Officers under their balanced scorecards were (are) capped at reasonable levels and the maximum (exceptional) awards represent an appropriate portion of total pay;

●
our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

●
denomination of long-term awards in payments of restricted Company stock and additional vesting terms gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments area in particular (such as permitted payments for referrals, account opening incentives, and mortgage loan and brokerage commissions, and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company’s strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.
Executive Compensation
The following tabular and other information describes the compensation of our Chairman and Chief Executive Officer, our President and Chief Financial Officer, and the Company’s other three most highly compensated executive officers employed at the end of 2025 (we refer to these individuals as our “Named Executive Officers” or “NEOs”), for their services to the Company and its subsidiaries during 2025 and certain prior years.

Summary
The following table provides a summary of compensation for 2023 through 2025 with respect to our Named Executive Officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D. Neil Dauby, Chairman and Chief Executive Officer	2025 2024 2023	770,000 720,000 625,000	― ― ―	517,464 397,116 423,754	― ― ―	602,525 405,000 254,688	― ― ―	178,547 139,374 114,673	2,068,536 1,661,490 1,418,115
Bradley M. Rust, President and Chief Financial Officer	2025 2024 2023	525,000 475,000 450,000	― ― ―	282,268 209,576 244,086	― ― ―	328,230 216,790 151,020	14,995 14,408 13,844	122,204 101,417 92,287	1,272,697 1,017,191 951,237
Michael F. Beckwith, Executive Vice President and Chief Banking Officer	2025 2024 2023	410,000 375,000 350,000	― ― ―	192,897 144,782 166,115	― ― ―	221,421 148,444 100,328	― ― ―	73,749 62,235 56,806	898,067 730,461 673,249
Amy D. Jackson, Executive Vice President and Chief Administrative Officer	2025 2024 2023	380,000 340,000 300,000	― ― ―	178,784 131,289 142,389	― ― ―	206,549 135,779 87,045	― ― ―	72,137 61,225 52,287	837,470 668,293 581,721
Bradley C. Arnett, Executive Vice President, Chief Legal Officer and Corporate Secretary	2025 2024	315,000 260,000	― 86,444	148,191 100,400	― ―	169,013 103,831	― ―	64,083 30.386	696,287 581,061
(1)
The amount for Mr. Arnett for 2024 reflects the payment of a discretionary bonus in the amount of $75,402 related to his promotion to Executive Vice President and a deferred sign-on bonus in the amount of $11,042. Mr. Arnett, who joined the Company in late 2023, was promoted to Executive Vice President effective January 1, 2025 (which appointment was approved by the Board in December 2024). No other discretionary bonus payments were made to any other Named Executive Officers in any of the years presented.

(2)
Amounts reported in this column represent the value of the long-term incentive awards granted under the Executive Management Incentive Plan in effect for the three-year performance periods ended December 31, 2025, December 31, 2024, and December 31, 2023, as applicable, which are payable in shares of restricted stock determined on the related grant date. The “Long-Term Incentive Awards” section of the “Compensation Discussion and Analysis” provides additional details. The LTI restricted stock awards related to the amounts in this column vest over a three-year period. In each case, vesting is subject to continued service. We report these awards for purposes of our Summary Compensation Table as being awarded in the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes. The amounts are reported with respect to the year in which they were ultimately earned. For a discussion of the assumptions used in the calculation of the stock awards reported in this column, please see Note 9 of the Notes to Consolidated Financial Statements in the Company’s 2025 Annual Report on Form 10-K.
(3)
No stock options were granted to the Named Executive Officers in any of the years presented.

(4)
The amounts in this column represent short-term cash incentive awards that were earned based on performance during 2023, 2024, and 2025, respectively and as applicable, under the Company’s Management Incentive Plan. The “Short-Term Cash Incentive Awards” section of “Compensation Discussion and Analysis” provides additional details. These short-term cash incentive awards are generally paid (subject to the executive’s continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2025 amounts will be paid in 2026).

(5)
With respect to Mr. Rust, the amounts specified in Column (h) reflect the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $13,844 for 2023, $14,408 for 2024, and $14,995 for 2025.

(6)
The amounts specified in Column (i) include the following:

Name	Year	Perquisites & Other Personal Benefits (a) ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums (b) ($)
D. Neil Dauby	2025	82,792	67,349	26,822	1,584
	2024	63,517	51,284	23,392	1,181
	2023	55,064	43,698	14,730	1,181
Bradley M. Rust	2025	63,232	42,593	15,347	1,032
	2024	52,369	33,734	14,592	722
	2023	50,161	30,936	10,468	722
Michael F. Beckwith	2025	36,009	28,276	8,912	552
	2024	31,582	23,289	6,978	386
	2023	32,577	20,716	3,127	386
Amy D. Jackson	2025	36,605	26,497	8,675	360
	2024	32,990	20,800	7,183	252
	2023	30,311	17,712	4,012	252
Bradley C. Arnett	2025	35,906	21,139	5,454	1,584
	2024	19,771	6,444	3,062	1,109

a)
In addition to amounts for certain service awards and a 5% discount off the market price of Company stock purchased by the Named Executive Officers under the Company’s Employee Stock Purchase Plan, “Perquisites & Other Personal Benefits” include:

i).
a cash “retirement allowance” (intended to help salaried employees defray the cost of saving for retirement following the elimination in 2004 of a Company-funded retirement contribution to the Profit Sharing Plan) for each year (and which, for 2025, was provided in the following amounts: $80,231 (Mr. Dauby), $50,706 (Mr. Rust), $33,662 (Mr. Beckwith), $31,544 (Ms. Jackson) and $25,166 (Mr. Arnett); for 2024, was provided in the following amounts: $61,053 (Mr. Dauby), $40,159 (Mr. Rust), $27,725 (Mr. Beckwith), $24,763 (Ms. Jackson) and $7,671 (Mr. Arnett); and for 2023, was provided in the following amounts: $52,022 (Mr. Dauby), $36,828 (Mr. Rust), $24,662 (Mr. Beckwith) and $21,086 (Ms. Jackson), and are included in the Named Executive Officers’ paychecks throughout the year; and

ii).
imputed income from personal use of automobile provided by the Company or a car allowance for each year, as applicable (and which, for 2025, was provided in the following amounts: $1,684 (Mr. Dauby), $12,197 (Mr. Rust), $990 (Mr. Beckwith), $4,394 (Ms. Jackson) and $10,640 (Mr. Arnett); for 2024, was provided in the following amounts: $1,037 (Mr. Dauby), $10,702 (Mr. Rust), $2,059 (Mr. Beckwith), $7,416 (Ms. Jackson) and $12,000 (Mr. Arnett); and for 2023, was provided in the following amounts: $1,625 (Mr. Dauby), $11,085 (Mr. Rust), $6,422 (Mr. Beckwith) and $8,708 (Ms. Jackson).

b)
The Named Executive Officers receive group term life insurance coverage equal to their base salary. The amounts in this column reflect the imputed income on the premiums for the Named Executive Officers’ coverage.

Grants of Plan-Based Awards
As noted above under the “Compensation Discussion and Analysis” section on “Compensation Components,” our Board, at its March 3, 2025 board meeting, adopted “balanced scorecards” that substantially established, for each of our then-current Named Executive Officers, the Board’s performance levels during the one- and three-year periods ending December 31, 2025, by which they would be considered for short-term and long-term incentive awards after the conclusion of 2025. At the meeting held March 3, 2025, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized (a) the payment of short-term incentive awards (payable quarterly in 2026 in cash) to the Named Executive Officers for 2025 performance, and (b) the issuance of restricted shares as LTI Awards (to be issued in March 2026, using the Company’s stock price at the close of trading on the day immediately preceding the grant date) based upon performance for the three-year performance period ending December 31, 2025.
The following table provides additional information regarding grants of plan-based awards made to the Named Executive Officers during the year ending December 31, 2025 (based on the good, very good, and exceptional award levels as they existed as of December 31, 2025 under the balanced scorecards for such grants).
GRANTS OF PLAN-BASED AWARDS
Name	Grant Date*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant date fair value of stock and option awards ($)
		Good ($)	Very Good ($)	Exceptional ($)	Good (#)	Very Good (#)	Exceptional (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
D. Neil Dauby	3-3-2025	288,750	481,250	673,750	7,370	12,284	17,197	517,464
Bradley M. Rust	3-3-2025	157,500	262,500	367,500	4,020	6,700	9,380	282,268
Michael F. Beckwith	3-3-2025	107,625	179,375	251,125	2,747	4,579	6,410	192,897
Amy D. Jackson	3-3-2025	99,750	166,250	232,750	2,546	4,244	5,941	178,784
Bradley C. Arnett	3-3-2025	82,688	137,813	192,938	2,111	3,518	4,925	148,191

*
As explained above, the grants of short-term awards and long-term awards with respect to 2025 performance were approved on March 2, 2026, but such 2025 grants were awarded with reference to performance goals that were substantially established at a meeting of the Board held on March 3, 2025. Solely for purposes of this presentation, the “grant date” is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the March 3, 2025 meeting of the Board.

(1)
These columns reflect the estimated good, very good, and exceptional levels of the potential grants under the short-term incentive plan calculated using year-end 2025 salaries (under the balanced scorecard performance goals that were substantially established by Board action on March 3, 2025). The actual amounts of the awards (as fixed by action of the Board on March 2, 2026) have been reported in the Summary Compensation Table.
(2)
These columns reflect the estimated good, very good, and exceptional levels of restricted shares that could have been awarded under the long-term incentive plan calculated using year-end 2025 salaries (under the balanced scorecard performance goals that were substantially established by Board action on March 3, 2025). The estimated number of restricted shares was determined by taking the projected long-term incentive award and dividing this amount by the market price of the Company’s common shares at the end of the Company’s fiscal year (based on the Nasdaq Official Closing Price of $39.18 for the Company’s common shares on December 31, 2025), then rounded up to the nearest whole number of shares.

Option Exercises and Stock Vested
The following table provides information on stock relating to grants becoming vested in 2025 with respect to the Named Executive Officers. The stock grants reported below consist of the following:
●
For Mr. Dauby and Mr. Rust, one-third of the LTI restricted stock awards granted on each of March 15, 2022, 2023, and 2024 (based on performance periods ending on each of December 31, 2021, 2022, and 2023, respectively), which each vested effective March 15, 2025;

●
For Mr. Beckwith, 50% of the LTI restricted stock award granted on March 15, 2023 (based on the performance period ending on December 31, 2022), which vested effective December 5, 2025, and one-third of the LTI restricted stock award granted on March 15, 2024 (based on the performance period ending on December 31, 2023), which vested effective March 15, 2025;

●
For Ms. Jackson, one-third of the LTI restricted stock awards granted on each of March 15, 2023 and 2024 (based on performance periods ending on each of December 31, 2022 and 2023, respectively), which each vested effective March 15, 2025; and

●
For Mr. Arnett, 50% of the LTI restricted stock award granted on September 25, 2023 (a “jump start” award upon joining the Company), which vested effective December 5, 2025; and 50% of the LTI restricted stock award granted on March 15, 2024 (based on the performance period ending on December 31, 2023), which vested effective December 5, 2025.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
D. Neil Dauby	―	―	10,419	402,799
Bradley M. Rust	―	―	6,647	256,973
Michael F. Beckwith	―	―	2,703	105,890
Amy D. Jackson	―	―	2,753	106,431
Bradley C. Arnett	―	―	1,685	67,569

Outstanding Equity Awards at Fiscal Year-End
The following table includes information regarding the outstanding equity awards of our Named Executive Officers at December 31, 2025. For this purpose, the number of Stock Awards reported in column (g) represents (a) the unvested portions of the restricted shares granted in March 2023 (with respect to corporate performance during the three-year period ended December 31, 2022), (b) the unvested portions of the restricted shares granted in March 2024 (with respect to corporate performance during the three-year period ended December 31, 2023), (c) all of the restricted shares issued in March 2025 (with respect to corporate performance during the three-year period ended December 31, 2024), and (d) all of the restricted shares issued in March 2026 (with respect to corporate performance during the three-year period ended December 31, 2025). The long-term corporate performance scorecards for the three-year period ended December 31, 2025, were established by Board action on March 3, 2025. The dollar values of the 2025 scorecard performance targets were determinable as of December 31, 2025 and, therefore, the number of shares actually issued on March 4, 2026, in satisfaction of those dollar values (based on the March 3, 2026 fair market value of our common shares) are included in the column (g) figures as if they had been awarded effective December 31, 2025.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D. Neil Dauby	―	―	―	―	―	35,552	1,392,927	―	―
Bradley M. Rust	―	―	―	―	―	19,724	772,786	―	―
Michael F. Beckwith	―	―	―	―	―	11,865	464,871	―	―
Amy D. Jackson	―	―	―	―	―	11,946	468,044	―	―
Bradley C. Arnett	―	―	―	―	―	7,236	283,506	―	―
Nonqualified Deferred Compensation
As noted under “Compensation Discussion and Analysis” above under the section entitled “Retirement/ Deferred Compensation Benefits,” the Named Executive Officers participated in the Nonqualified Savings Plan in 2025. In addition, Mr. Rust is also party to a supplemental executive retirement agreement with the Company’s bank subsidiary that provides for certain supplemental retirement benefits (which, as defined benefits, are disclosed in the “Pension Benefits” section below).

The following table provides information regarding nonqualified deferred contribution and earnings credits for 2025 with respect to the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Loss) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)
D. Neil Dauby	124,445	53,349	122,726	―	724,416
Bradley M. Rust	45,074	28,593	9,777	―	281,513
Michael F. Beckwith	87,473	14,276	38,966	―	292,346
Amy D. Jackson	8,116	12,497	7,901	―	55,256
Bradley C. Arnett	26,814	7,139	2,519	―	29,333

(1)
Amounts in column (c) represent the matching contributions accrued under the Nonqualified Savings Plan in 2025 that will be contributed in 2026, such amounts are also included in “All Other Compensation” (column (i)) of the Summary Compensation Table.

(2)
Earnings (losses) reported in column (d) represent the change in market value of the investments in which the Named Executive Officers direct the investment of their accounts.

(3)
The amounts in column (f) include compensation in the amount of $128,621 for Mr. Dauby, $127,485 for Mr. Rust, $17,005 for Mr. Beckwith, and $15,148 for Ms. Jackson that, in each case, represents compensation for years prior to 2025 and, to the extent applicable, reflected in the Summary Compensation Table for such prior years.

Pension Benefits
Mr. Rust is party to an Executive Supplemental Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of Mr. Rust) of $26,340 per year for fifteen years and an additional $10,000 death benefit. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan.

The following table provides information regarding benefits and distributions under these pension benefit arrangements with respect to the Named Executive Officers.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
D. Neil Dauby	―	―	―	―
Bradley M. Rust	Executive Supplemental Retirement Income Agreement	N/A(1)	196,148(2)	None
Michael F. Beckwith	―	―	―	―
Amy D. Jackson	―	―	―	―
Bradley C. Arnett	―	―	―	―

(1)
The benefits under the supplemental executive retirement agreement with Mr. Rust is not dependent on credited years of service. Mr. Rust is 100% vested in the benefit under his agreement.

(2)
The present value of Mr. Rust’s accumulated benefit reflects the payment of the retirement benefit in one hundred eighty (180) equal monthly installments commencing at normal retirement age and a discount rate equal to 4.0%.

Potential Payments upon Termination or Change in Control
We are not party to any severance or other employment agreements with the Named Executive Officers. In addition, we have not entered into any change in control agreements with any of the Named Executive Officers. The only potential termination/change in control benefits are as follows (determined as if the change in control occurred on December 31, 2025):
●
The 2019 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. No stock options have been issued under the 2019 LTI Plan to the Named Executive Officers. However, as of December 31, 2025, there was a total of 54,533 shares of unvested restricted stock outstanding that were issued to the Named Executive Officers pursuant to previously granted LTI awards. Accordingly, had a change in control occurred as of December 31, 2025, each of the Named Executive Officers would have been entitled to vesting of their then-unvested restricted shares, which would have had the values set forth below.

	Scheduled to Vest March 15, 2026		Scheduled to Vest December 5, 2026		Scheduled to Vest March 15, 2027		Scheduled to Vest March 15, 2028		Total Market Value of Shares (1) ($)
Name	Number of Shares (#)	Market Value of Shares (1) ($)	Number of Shares (#)	Market Value of Shares (1) ($)	Number of Shares (#)	Market Value of Shares (1) ($)	Number of Shares (#)	Market Value of Shares (1) ($)
D. Neil Dauby	11,808	462,637	—	—	7,854	307,720	3,424	134,152	904,509
Bradley M. Rust	6,758	264,778	—	—	4,359	170,786	1,807	70,798	506,362
Michael F. Beckwith	2,984	116,913	—	—	2,985	116,952	1,249	48,936	282,801
Amy D. Jackson	3,886	152,253	—	—	2,621	102,691	1,132	44,352	299,296
Bradley C. Arnett	866	33,930	1,069	41,883	866	33,930	865	33,891	143,634
(1)
Based on the closing price of $39.18 per share on December 31, 2025.

●
As noted under “Compensation Discussion and Analysis” above, under the section entitled “Retirement/Deferred Compensation Benefits,” the Named Executive Officers were participants in the Nonqualified Savings Plan as of December 31, 2025. If elected by the participant, he/she (or his/her beneficiary) will receive a lump sum or installment distribution of his/her deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. If elected by the Named Executive Officers, distribution of payments under the Nonqualified Savings Plan may be accelerated in the event of death, disability, or a change in control of the Company. The account balances as of December 31, 2025 are disclosed in column (f) of the Nonqualified Deferred Compensation table, above.
●
As noted under the Pension Benefit disclosure above, Mr. Rust’s accrued benefit under his Executive Supplemental Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. If Mr. Rust is terminated without “Cause” (as defined under the agreement) prior to age 60, the benefit will commence, without reduction, on the first day of the month following his 65th birthday. However, if his termination of employment before age 60 is voluntary, Mr. Rust shall only be entitled to his vested accrued benefit existing at the termination date. Should Mr. Rust’s employment be terminated for Cause prior to age 65, his retirement benefit will be forfeited.

Equity Grant Timing Practices
The Committee approves and grants annual LTI Awards to our NEOs at approximately the same time every year, with awards granted typically in March. The Company has not granted stock options to its NEOs since 2006 and has no intention of doing so in the foreseeable future. Outside of the annual grant cycle, we may make equity awards in connection with a newly-hired or promoted executive on the date of hire or promotion, or in connection with a retention award. Equity awards, including stock options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed based on stock option or other equity grant dates.
CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Act, the SEC requires us to disclose the CEO to median employee pay ratio. Specifically, the CEO pay ratio is determined by calculating: (i) the median of the annual total compensation of all employees other than the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of these amounts. The purpose of the disclosure is to provide a measure of the equitability of pay within the organization. The Company believes, through its compensation philosophy, that our CEO pay ratio yields an equitable result.
Because our employee population has changed as a result of our acquisition of Heartland BancCorp, we have identified a new median employee for purposes of calculating our CEO Pay Ratio for 2025. In determining the median employee for 2025, a listing was prepared of all employees (including Heartland’s). We started with gross earnings for all individuals within our two companies: German American Bank and German American Investment Services, Inc. We omitted employees terminated during 2025. For employees hired during the year, we annualized their salaries based on their month of hire. With our CEO omitted from the list, there were 1,038 employees remaining. We then selected the 519th person on the list as our most comparative median employee in the organization.
Our CEO, Mr. Dauby, had 2025 annual total compensation of $2,068,536 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2025 was $53,387. As a result, we calculated that Mr. Dauby’s 2025 annual total compensation was approximately 39 times that of our median employee.

Pay Versus Performance
Year	Summary compensation table total for PEO (1) ($)	Compensation actually paid to PEO (2) ($)	Average summary compensation table total for non-PEO named executive officers (1) ($)	Average compensation actually paid to non-PEO named executive officers (2) ($)	Value of initial fixed $100 investment based on:		Net income (5) ($ Thousands)	3-Year Average Growth in Adjusted Earnings per Share (6)
					Total shareholder return (3) ($)	Peer group total shareholder return (4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	2,068,536	1,923,948	926,130	861,670	135.90	145.48	112,635	4.4%
2024	1,661,490	1,872,852	749,252	823,423	135.44	131.50	83,811	(2.9)%
2023	1,418,115	1,344,065	687,175	637,832	105.92	110.40	85,888	9.2%
2022	1,374,051	1,196,188	689,558	624,348	117.97	119.26	81,825	13.5%
2021	1,626,579	1,518,365	801,437	726,260	120.33	139.90	84,137	17.6%
(1)
Amounts represent “Summary Compensation Table” totals for our principal executive officers (“PEOs”) and the average “Summary Compensation Table” totals for our remaining NEOs for the relevant fiscal year, which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOS
2025	D. Neil Dauby	Bradley M. Rust, Michael F. Beckwith, Amy D. Jackson and Bradley C. Arnett
2024	D. Neil Dauby	Bradley M. Rust, Michael F. Beckwith, Amy D. Jackson and Bradley C. Arnett
2023	D. Neil Dauby	Bradley M. Rust, Keith A. Leinenbach, Michael F. Beckwith, Amy D. Jackson and Clay M. Barrett
2022	D. Neil Dauby	Bradley M. Rust, Randall L. Braun, Keith A. Leinenbach, Amy D. Jackson and Clay M. Barrett
2021	Mark A. Schroeder	D. Neil Dauby, Bradley M. Rust, Randall L. Braun and Keith A. Leinenbach

(2)
Amounts represent compensation actually paid to our PEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table in footnote (1) above.

The tables below provide the adjustments to the Summary Compensation Table (“SCT”) total compensation made to arrive at the compensation actually paid for the PEO and the average for Non-PEO NEOs for the fiscal years indicated:
PEO — Adjustments to Arrive at Compensation Actually Paid
Description	2025	2024	2023	2022	2021
Deduct the amounts reported in the SCT for “stock awards” (column (e)) and “option awards” (column (f))	(517,464)	(397,116)	(423,754)	(403,122)	(421,906)
Add the fair value (“FV”) as of the end of the applicable FY of all awards granted during such FY that are outstanding and unvested as of the end of the FY	402,457	534,443	384,609	227,679	286,776
Add/Deduct the change as of the end of the applicable FY (from the end of the prior FY) in FV of any awards granted in any prior FY that are outstanding and unvested as of the end of such FY	(13,327)	77,670	(24,792)	(3,367)	10,390
Add/Deduct the change as of the vesting date (from the end of the prior FY) in FV of any awards granted in any prior FY for which all applicable vesting conditions were satisfied at the end of or during the applicable FY	(16,254)	(3,636)	(10,113)	947	16,526
Total	(144,588)	211,362	(74,050)	(177,863)	(108,214)

Non-PEO NEOS — Adjustments to Arrive at Compensation Actually Paid
Description	2025	2024	2023	2022	2021
Deduct the amounts reported in the SCT for “stock awards” (column (e)) and “option awards” (column (f))	(200,535)	(146,512)	(169,846)	(168,145)	(187,585)
Add the fair value (“FV”) as of the end of the applicable FY of all awards granted during such FY that are outstanding and unvested as of the end of the FY	148,482	195,731	138,611	106,946	105,899
Add/Deduct the change as of the end of the applicable FY (from the end of the prior FY) in FV of any awards granted in any prior FY that are outstanding and unvested as of the end of such FY	(4,235)	20,716	(8,905)	(1,908)	3,725
Add/Deduct the change as of the vesting date (from the end of the prior FY) in FV of any awards granted in any prior FY for which all applicable vesting conditions were satisfied at the end of or during the applicable FY	(4,423)	7,838	(6,434)	557	5,979
Deduct aggregate change in the Actuarial Present Values reported under the “Change in Pension Value” Column of the SCT	(3,749)	(3,602)	(2,769)	(2,660)	(3,195)
Total	(64,460)	74,171	(49,343)	(65,210)	(75,177)
(3)
For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of German American Bancorp, Inc. for the measurement periods ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.

(4)
For the relevant fiscal year, represents the cumulative TSR of the S&P Regional Banks Select Industry Index (“Peer Group TSR”) for the measurement periods ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.

(5)
Reflects “Net Income” in the company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022 and 2021.

(6)
The Company-Selected Measure is 3-Year Average Growth in Adjusted Earnings per Share. This measure is the average of the Company’s annual growth in adjusted EPS for each year in the 3-year period ending with the listed fiscal year. For the years indicated below, the Company’s annual GAAP net income (which is the basis for EPS) was adjusted to eliminate the after-tax impact of the indicated items, which are deemed unrepresentative of the Company’s core operating performance:

●
2022: Non-recurring expenses resulting from the Company’s merger with Citizens Union Bancorp of Shelbyville, Inc.

●
2024: The gain on the Company’s sale of its insurance agency, the loss on its securities portfolio restructuring, and the merger-related transactions costs incurred in connection with the Heartland BancCorp (“Heartland”) merger.

●
2025: The CECL “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger; non-recurring expenses related to the Heartland merger; and the net gain on the extinguishment of debt resulting from the redemption of certain subordinated notes on September 15, 2025 and December 30, 2025.

The Company and its Board of Directors consider these events to be unrepresentative of the Company’s core operating performance.

Description of Relationships Among Pay Versus Performance Measures
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and 3-Year Average Growth in Adjusted Earnings per Share
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our 3-Year Average Growth in Adjusted Earnings per Share during each of the five most recently completed fiscal years.
Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the five most recently completed fiscal years to that of the S&P Regional Banks Select Industry Index over the same period.
Tabular List of Important Financial Measures
The most important financial performance measures used by the Company in 2025 to set the compensation for its PEO (i.e., our Chairman and Chief Executive Officer), and all of its non-PEO Named Executive Officers are listed below:
●
3-Year Average Growth in Adjusted Earnings per Share.

●
3-Year Average Adjusted Return on Average Equity.

●
3-Year Average Adjusted Return on Average Assets.

●
Net Income.

DIRECTOR COMPENSATION
The Company compensates its directors for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. The Company evaluates director pay, annually, using an analysis of its peer group’s reported director compensation and additional survey comparisons, with a desire to remain competitive in attracting and retaining qualified directors. The Committee retained Blanchard Consulting Group (“BCG”) to conduct a comprehensive Board of Director compensation study in 2025, which provided us with director compensation data from our peer group and other BCG survey data sources. The BCG evaluation found that the Company’s director compensation for the average director was slightly below the median (50th percentile) value of our peer group. Based on that assessment and the Committee’s review of the information, it was determined that director compensation for the period commencing July 1, 2025 should reflect certain increases from amounts paid for the 2024-2025 service period.
Specifically, the director compensation changes for the annual period that commenced July 1, 2025 included: (i) an increase in the equity portion of the annual retainer from $40,000 to $50,000, (ii) an increase in the cash portion of the annual retainer from $25,000 to $40,000; and (iii) increases in the supplemental cash retainers paid to committee chairs as follows: (a) Audit Committee from $10,000 to $12,500; (b) Governance/Nominating Committee from $5,000 to $7,000; and (c) Compensation/Human Resources Committee from $7,500 to $9,000. In 2025, the Company also began paying a supplemental cash retainer to the chair of the Company’s new Risk Committee in the amount of $9,000. In the case of the lead independent director of the Board, a supplemental annual cash retainer in the amount of $17,000 was approved for the service period. In the previous service period, an aggregate supplemental annual cash retainer in the amount of $25,000 was shared equally by the co-lead independent directors.
In addition, the Company pays to each non-employee director an attendance fee of $1,000 for each Board committee meeting that he or she attends during the service period. The meeting fee had been $850 during the previous service period. Additionally, non-employee directors will be reimbursed for certain ordinary and necessary travel expenses incurred while attending regularly scheduled and special meetings of the Board and committees thereof, consistent with the Company’s board travel reimbursement policy.
On June 30, 2025, the Company granted 1,298 shares of restricted common stock of the Company to the then current non-employee members of the Board of Directors, representing the equity component of the annual retainer. Such common stock, which was issued pursuant to the Company’s 2019 Long-Term Equity Incentive Plan, will not be transferable prior to July 1, 2026, and will be fully forfeited were a director not to continue in service as a director of the Company through June 30, 2026 for any reason other than death, disability, or retirement, and is subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the service period, or fail to attend (other than by reason of disability, illness or bona fide emergency) the Company’s 2025 annual meeting of shareholders. In the case of Ms. Medley and Mr. Sheidler (each of whom, as discussed previously, is retiring from our Board at this year’s Annual Meeting), in lieu of the June 30, 2026 measurement date specified above, the date of April 27, 2026 will be used as the date for measuring vesting of their restricted stock awards.
We believe director equity grants are an important part of our director compensation program as they truly tie the directors to the shareholders they represent. Non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement). As part of the comprehensive Board of Director compensation study conducted by BCG in 2025, it was determined that the Board’s common stock ownership requirement of four times the annual retainer (which is currently $90,000 and paid in a combination of cash and equity) was higher than substantially all of the Company’s compensation peers. As a result, effective July 1, 2025, the requirement for common stock ownership by non-employee directors was lowered to three times their annual retainer. All new non-employee directors must acquire such shares within five years after joining the Company’s Board of Directors, and current non-employee directors have five years from the date of implementation of the initial policy (February 27, 2023) to acquire such shares. Excluding those non-employee directors that have joined our Board recently, all other non-employee directors met the requirements of our stock ownership policy as of the date of this proxy statement.
The table below shows all compensation paid during 2025 to our directors who served during 2025 and who were not also Executive Officers in 2025. Directors who are Executive Officers (which included Mr. Dauby) do not receive separate compensation as members of the Board.
DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zachary W. Bawel	77,400	49,986	―	―	―	―	127,386
Angela Curry	49,900	49,986	―	―	―	―	99,886
Susan J. Ellspermann	57,150	49,986	―	―	―	―	107,136
Marc D. Fine	52,400	49,986	―	―	―	―	102,386
Jason M. Kelly	60,600	49,986	―	―	―	―	110,586
G. Scott McComb	58,617	49,986	―	―	―	―	108,603
Diane B. Medley	50,600	49,986	―	―	―	―	100,586
M. Darren Root	61,850	49,986	―	―	―	―	111,836
Christina M. Ryan	46,600	49,986	―	―	―	―	96,586
Andrew M. Seger	44,700	49,986	―	―	―	―	94,686
Jack W. Sheidler	52,300	49,986	―	―	―	―	102,286
Ronnie R. Stokes	57,817	49,986	―	―	―	―	107,803
Tyson J. Wagler	53,450	49,986	―	―	―	―	103,436

(1)
See description above regarding the grant on June 30, 2025 of 1,298 restricted shares to each of the non-employee directors. The market value of the restricted shares was computed based on the closing market price of the Company’s common shares on June 30, 2025 of $38.51. Subject to the continued service and attendance obligations described above, such restricted shares will vest on July 1, 2026 (except, as discussed above, in the case of Ms. Medley and Mr. Sheidler, whose shares will vest on April 27, 2026).

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2025, we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this proxy statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, Executive Officers or members of their immediate families had (or would have) a direct or indirect material interest.
The Company’s bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These loans have been made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the same time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).
As required by the listing standards of Nasdaq, the Audit Committee of our Board has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions. Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, Executive Officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000. Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:
●
loan transactions of our Company’s bank subsidiary in which our directors, Executive Officers, or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

●
payments of dividends made by us to our directors and our Named Executive Officers solely as a result of their ownership of our common shares;

●
compensation paid by us to our directors and to our Named Executive Officers that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

●
compensation paid to any Executive Officer (other than a Named Executive Officer) if he or she is not an immediate family member of another Executive Officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.
The Company has designed its executive compensation program to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. See “Compensation of Executive Officers — Compensation Discussion and Analysis” above.
The Securities and Exchange Commission has adopted requirements commonly referred to as the “Say-on-Pay” rules. As required by those rules, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for our Executive Officers identified in the Executive Compensation section of this proxy statement by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.
“RESOLVED, that the shareholders approve the compensation of the Company’s Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers pursuant to Proposal 2.
Our Board recommends that you vote FOR approval of the resolution approving the compensation of our Named Executive Officers (Proposal 2 on the proxy card).

PROPOSAL 3 — ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee of our Board has selected the firm of Crowe LLP (“Crowe”), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2026, and our Board is asking shareholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the shareholders approve the selection of Crowe as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not approve the selection, the Audit Committee will reconsider the retention of Crowe, but ultimately may decide to retain Crowe as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Before selecting Crowe, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe in all of these respects. The Company has been advised by Crowe that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Crowe served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2025 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2026. Representatives of Crowe will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Our Board recommends that shareholders vote “FOR” approval of the appointment of Crowe as the Company’s independent registered public accounting firm for fiscal 2026.
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Crowe.
Our Board recommends that you vote FOR the proposal to approve Crowe as the Company’s registered independent public accounting firm for 2026 (Proposal 3 on the proxy card).

PROPOSAL 4 — APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION
Our Board has unanimously approved, subject to shareholder approval, an amendment to our Amended and Restated Articles of Incorporation (“Articles”), that would increase the authorized number of shares of common stock from 45,000,000 to 90,000,000. Under our existing Articles, we are authorized to issue 45,000,000 shares of common stock and 750,000 shares of preferred stock. As of the record date, March 4, 2026, 37,575,555 shares of common stock were issued and outstanding. An additional 454,927 shares of common stock are reserved for issuance pursuant to our equity incentive plan, and 750,000 shares of common stock are reserved for issuance in connection with our employee stock purchase plan. As a result, only 6,219,518 shares of common stock remain available for issuance. Our board desires to have flexibility in the future to, among other things, raise capital from time to time without further shareholder approval and issue shares of our common stock in connection with one or more acquisitions, and has determined that it is advisable and in the best interests of our shareholders to amend our Articles to increase the number of authorized shares of common stock from 45,000,000 to 90,000,000. Although our Board may periodically consider transactions as those listed above, it currently has no agreements, commitments or definitive plans to issue additional common shares, other than shares currently reserved for issuance.
Because the holders of the Company’s common shares do not have preemptive rights, the issuance of common shares otherwise than on a pro-rata basis to all current shareholders could reduce the current holders’ proportionate interests. The newly authorized shares, once issued, will have the same terms and will grant holders the same rights as shares presently outstanding. While the issuance of shares in certain instances may have the effect of making a takeover of, or other acquisition transaction involving, the Company more difficult or costly, our Board does not intend or view the increase in authorized common shares as an anti-takeover measure, nor is the Company aware of any proposed or pending transaction of this type.
If the proposed amendment to the Articles is approved, the first sentence of ARTICLE V of the Articles will be amended in its entirety to read as follows:
“The total number of shares of capital stock the Corporation has authority to issue shall be 90,750,000 shares consisting of 90,000,000 common shares (the “Common Shares”) and 750,000 preferred shares (the “Preferred Shares”).”
Required Vote of Shareholders
In order to approve the amendment to the Articles, more votes must be cast in favor of this Proposal 4 than are cast against it at the Annual Meeting, provided a majority of the outstanding Common Shares is represented and entitled to vote at the Annual Meeting. Shares voted “for” the approval of the Articles amendment and shares represented by returned proxies that do not contain instructions to vote against the approval or to abstain from voting will be counted as shares cast for the approval of the Articles amendment. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” approval of the Articles amendment but will be included for purposes of determining whether a quorum is present.
If the shareholders approve the amendment to the Articles, then the amendment will become effective on the date upon which it is approved for filing by the Indiana Secretary of State, after an initial review by the Indiana Department of Financial Institutions. If this proposal is not approved, the proposed amendment to our Articles will not be made and all existing provisions will remain in effect.
Our Board recommends that you vote FOR the proposal to amend the Company’s Amended and Restated Articles of Incorporation (Proposal 4 on the proxy card).

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and Executive Officers and persons who beneficially own more than ten percent of the Company’s common shares to file with the SEC reports showing ownership of and changes in ownership of the Company’s common shares and other equity securities. We prepare and file these reports on behalf of our directors and Executive Officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and Executive Officers were satisfied in a timely manner during 2025 except that (i) the initial Form 3 for Director Andrew M. Seger was filed late due to difficulties in obtaining the EDGAR access codes necessary to make such filing, and (ii) a Form 4 for each of Directors G. Scott McComb and Ronnie R. Stokes reporting a single bona fide gift of shares and a single purchase of shares, respectively, was filed late due to administrative oversight.
SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING
Rule 14a-8 Shareholder Proposals. If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the annual meeting of shareholders to be held in the year 2027, under the rules of the SEC, the proposal must be received by our Corporate Secretary at the Company’s principal executive offices on or before the close of business on November 25, 2026 (the 120th day before the one-year anniversary date of the release of these proxy materials to shareholders). The submission of a shareholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.
Advance Notice Shareholder Proposals or Nominations. The Company’s Bylaws require advance notice for any business to be brought before a meeting of shareholders. For business, including director nominations, to be properly brought before the annual meeting of shareholders to be held in the year 2027, written notice of the shareholder proposal or director nomination must be received by our Corporate Secretary at the Company’s principal executive offices no earlier than the close of business on December 28, 2026 (the 120th day before the one-year anniversary date of the 2026 Annual Meeting) and no later than the close of business on January 27, 2027 (the 90th day before the one-year anniversary date of the 2026 Annual Meeting). The shareholder’s notice to the Corporate Secretary must comply with the Company’s Bylaws, which include information required under Rule 14a-19. Because the advance notice provisions of our Bylaws require earlier notice than Rule 14a-19, all notices required under Rule 14a-19 must also be received by our Corporate Secretary not later than the close of business on January 27, 2027.
Other Proposals; Discretionary Authority to Vote. If notice of any other shareholder proposal intended to be presented at the 2026 annual meeting is not received by the Company on or before February 8, 2027, the proxy solicited by our Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
Any proposals or notices should be mailed to German American Bancorp, Inc., Attention: Corporate Secretary, 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

004CTR0074

01 - Angela Curry 04 - Tyson J. Wagler 02 - M. Darren Root 03 - Andrew M. Seger 43BV For Withhold For Withhold For Withhold Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. A 048LOA 2. To approve, on an advisory basis, the compensation of our Named Executive Officers 3. To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 1. Election of Directors: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B 2026 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 4. To approve an amendment to our Amended and Restated Articles of
Incorporation to increase the number of shares of common stock which we are authorized to issue from 45,000,000 shares to 90,000,000 sharesMMMMMMMMMMMMMMMMMMMMM 1234 5678 9012 345 677806 If no electronic voting, delete QR code and control # 000001 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/GABC or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 2:00 am, ET, on April 27, 2026. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GABC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GABC Proxy Solicited by Board of Directors for Annual Meeting of Shareholders — April 27, 2026 D. Neil Dauby, Bradley M. Rust and Bradley C. Arnett, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the Annual Meeting of Shareholders of German American Bancorp, Inc. to be held on April 27, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) PROXY — GERMAN AMERICAN BANCORP, INC. Non-Voting Items C q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual
Meeting of Shareholders. The material is available at: www.envisionreports.com/GABC 2026 Annual Meeting Admission Ticket 2026 Annual Meeting of German American Bancorp, Inc. Shareholders April 27, 2026, 11:30 am ET German American Operations Center 1311 W. 12th Ave., Jasper, IN Upon arrival, please present this admission ticket and photo identification at the registration desk.